Exhibit 10.2

AMENDED AND RESTATED CREDIT AGREEMENT

among

SHARYLAND PROJECTS L.L.C.

(predecessor in interest to Sharyland Distribution & Transmission Services, L.L.C.)

as Borrower,

and

Fixed Rate Note Holders party hereto

Dated as of December 3, 2015

7.9.	Restricted Payments	36
7.10.	Sale of Assets, Etc.	36
7.11.	Sale or Discount of Receivables	37
7.12.	Amendments to Organizational Documents	37
7.13.	Sale and Lease-Back	38
7.14.	ERISA Compliance	38
7.15.	No Margin Stock	38
7.16.	Project Documents	38
7.17.	Regulation	39
7.18.	Swaps	39
7.19.	Additional Financial Covenants.	39
7.20.	Burdensome Agreements	40

ARTICLE 8. EVENTS OF DEFAULT; REMEDIES		41

8.1.	Events of Default	41
8.2.	Acceleration	44
8.3.	Other Remedies	44
8.4.	Rescission	45
8.5.	No Waivers or Election of Remedies, Expense, Etc.	45

ARTICLE 9. [RESERVED]		45

ARTICLE 10. MISCELLANEOUS		45

10.1.	Amendments	45
10.2.	Addresses	46
10.3.	No Waiver; Cumulative Remedies	47
10.4.	Survival of Representations and Warranties	47
10.5.	Payment of Expenses and Taxes	47
10.6.	Successors and Assigns; Participations and Assignments	48
10.7.	Representations and Warranties of the Fixed Rate Note Holder; Registration and Exchange of Fixed Rate Notes	49
10.8.	Adjustments; Set-off	50
10.9.	Entire Agreement	50
10.10.	APPLICABLE LAW	51
10.11.	Submission To Jurisdiction; Waivers	51
10.12.	Severability	51
10.13.	Interpretation	51
10.14.	Acknowledgements	51
10.15.	Limitation on Liability	51
10.16.	Waiver of Jury Trial	52
10.17.	Confidentiality	52
10.18.	Counterparts	53
10.19.	Third Party Beneficiaries	53
10.20.	Patriot Act Compliance	53
10.21.	Amendment and Restatement	53

SECTION 1. DEFINED TERMS		3

1.1	Definitions	3
1.2	Other Definitional Provisions	4

SECTION 2. GUARANTEE		4

2.1	Guarantee	4
2.2	Right of Contribution	5
2.3	No Subrogation	5
2.4	Amendments, etc. with respect to the Guaranteed Obligations	5
2.5	Guarantee Absolute and Unconditional	6
2.6	Reinstatement	6
2.7	Payments	7

SECTION 3. REPRESENTATIONS AND WARRANTIES		7

3.1	Credit Agreement Representations and Warranties	7
3.2	Financial Condition, etc.	7
3.3	Best Interests	7

SECTION 4. COVENANTS, ETC.		7

SECTION 5. MISCELLANEOUS		8

5.1	Amendments in Writing	8
5.2	Notices	8
5.3	No Waiver by Course of Conduct; Cumulative Remedies	8
5.4	Enforcement Expenses; Indemnification	8
5.5	Successors and Assigns	9
5.6	Set-Off	9
5.7	Counterparts	9
5.8	Severability	9
5.9	Section Headings	9
5.10	Integration/Conflict	9
5.11	GOVERNING LAW	10
5.12	Submission To Jurisdiction; Waivers	10
5.13	Acknowledgements	10
5.14	Additional Subsidiary Guarantors	11
5.15	WAIVER OF JURY TRIAL	11
5.16	Release	11

INDEX OF EXHIBITS AND SCHEDULE

Exhibit A	Form of Fixed Rate Note
Exhibit B	Form of Subsidiary Guaranty

Schedule A	Purchaser Schedule

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of December 3, 2015, by and among Borrower (as hereinafter defined) and the Fixed Rate Note Holders (as hereinafter defined).

WHEREAS, Sharyland Projects, L.L.C., a Texas limited liability company (“Sharyland Projects”), the several banks and other financial institutions or entities from time to time party thereto as “Lenders”, Société Générale, as administrative agent and collateral agent, Royal Bank of Canada and The Royal Bank of Scotland PLC, as co-syndication agents, The Royal Bank of Scotland PLC, as Issuing Bank (in such capacity ,the “Issuing Bank”), The Bank of Nova Scotia, Mizuho Corporate Bank Ltd. and Sumitomo Mitsui Banking Corporation, as co-documentation agents, the Fixed Rate Note Holders and Prudential Investment Management, Inc. as structuring and documentation advisor entered into that certain Credit Agreement, dated as of June 20, 2011 (as amended by Amendment No. 1 and Omnibus Amendment, dated as of October 11 2011, Amendment No. 2, dated as of October 1, 2013, Amendment No. 3, dated as of May 29, 2014 and Amendment 4, dated as of December 11, 2014, the “Original Credit Agreement”);

WHEREAS, immediately prior to the effectiveness of this Agreement, Sharyland Projects paid in full all outstanding Obligations (as defined in the Original Credit Agreement) owed to the Lenders, the Issuing Bank and the Agents (as defined in the Original Credit Agreement), including but not limited to all outstanding principal and accrued but unpaid interest on the Loans and Letters of Credit and the unpaid interest on the Fixed Rate Notes, and any outstanding Commitments (as defined in the Original Credit Agreement), together with all liens and security interests granted by Sharyland Projects to secure the Obligations, were terminated and released;

WHEREAS, substantially concurrently with, but immediately after, the effectiveness of this Agreement, Sharyland Projects will merge into Sharyland Distribution & Transmission Services, L.L.C. (“SDTS”) with SDTS as the surviving entity of such merger (the “Merger”), and, immediately upon the effectiveness of the Merger, SDTS automatically shall be the Borrower under this Agreement; and

WHEREAS, the parties hereto, being the only remaining parties to the Original Credit Agreement, desire to amend and restate the Original Credit Agreement in its entirety;

NOW THEREFORE, for good and valuable consideration, the parties hereto hereby agree as follows:

ARTICLE 1.

DEFINITIONS

1.1. Definitions. Except as otherwise expressly provided, capitalized terms used in this Agreement (including in the preamble hereto) and its exhibits shall have the meanings given in this Section 1.1.

“2009 NPA” means the Amended and Restated Note Purchase Agreement, dated September 14, 2010, among the Borrower and the holders of the 2029 Notes.

“2010 NPA” means the Note Purchase Agreement, dated July 13, 2010, among the Borrower and the holders of the 2030 Notes.

“2029 Notes” means the Borrower’s 7.25% Senior Notes due December 30, 2029, issued under the 2009 SDTS Note Agreement.

“2030 Notes” means the Borrower’s 6.47% Senior Notes due September 30, 2030, issued under the 2010 SDTS Note Agreement.

“Additional Financial Covenants” shall have the meaning given to it in Section 7.19 hereof.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person and, with respect to the Borrower, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interest of the Borrower or any corporation of which the Borrower beneficially owns or holds, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests; provided, however, that this definition shall at all times exclude owners or investors in the Operating Partnership, except for Hunt Family Members. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Borrower.

“Affiliated Fixed Rate Note Holder” shall mean a Fixed Rate Note Holder that is the Borrower or an Affiliate of the Borrower.

“Agreement” has the meaning given to such term in the preamble hereto.

“Approved Accountant” has the meaning given to such term in Section 6.1(b).

“Asset Sale” has the meaning given such term in Section 7.10.

“Benefited Fixed Rate Note Holder” has the meaning given to such term in Section 10.8(a).

“Blocked Person” means (i) an OFAC Listed Person, (ii) an agent, department, or instrumentality of, or a Person otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) a Person otherwise blocked, subject to sanctions under or engaged in any activity in violation of U.S. Economic Sanctions.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” means, prior to the effectiveness of the Merger, Sharyland Projects and, upon and after the effectiveness of the Merger, SDTS, as successor by merger to Sharyland Projects.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Stock” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation, patronage capital or other equivalents of or interest in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“Cash Flow” means, for any period, the sum of the following (without duplication): (i) all cash paid to the Borrower during such period under the Leases, (ii) all cash distributions received by the Borrower from Project Finance Subsidiaries of the Borrower during such period, (iii) all interest and investment earnings, if any, paid to the Borrower during such period on amounts on deposit in the amount created under the Deposit Agreement, (iv) revenues, if any, received by or on behalf of the Borrower during such period under any insurance policy as business interruption insurance proceeds, (v) direct cash equity investments made by TDC in the Borrower during such period (excluding equity contributed to a Project Finance Subsidiary) in an amount not greater than the amount necessary to cause the Borrower to be in compliance with the financial covenants set forth in Section 6.11 (each such investment, an “Equity Cure”); provided, however, that during any period of four consecutive fiscal quarters, “Cash Flow” shall include an Equity Cure in no more than two of such quarters and (vi) proceeds of any borrowing made after the date hereof to the extent used to finance the payment of bullet or balloon installments of Indebtedness for borrowed money.

“Cash Flow Available for Debt Service” for any period, means (i) Cash Flow received during such period minus (ii) (A) all O&M Costs paid during such period and (B) if an Equity Cure has been made in any fiscal quarter during the period for which Cash Flow Available for Debt Service is calculated, the lesser of the aggregate amount of (x) such Equity Cure during such period and (y) the aggregate amount of cash distributions paid by the Borrower during such period.

“CCN” means a Certificate of Convenience and Necessity or amendment thereto issued by the PUCT in respect of the Project.

“CISADA” means the Comprehensive Iran Sanctions, Accountability and Divestment Act.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Consent” means the Consent and Agreement of Fixed Rate Note Holders dated as of the date hereof by and among the Fixed Rate Note Holders and Sharyland Projects, L.L.C.

“Collateral” means, collectively, the collateral described in each of the Security Documents.

“Collateral Agency Agreement” means the Second Amended and Restated Collateral Agency Agreement, dated as of December 10, 2014, among the Collateral Agent, the Borrower, the Fixed Rate Note Holders (pursuant to the Joinder to the Collateral Agency Agreement) and the holders of other Permitted Secured Indebtedness from time to time party thereto.

“Collateral Agent” means The Bank of New York Mellon Trust Company, N.A., a national association, acting in its capacity as collateral agent for itself and the other Secured Parties, or its successors in such capacity appointed pursuant to the terms of the Collateral Agency Agreement.

“Consolidated Net Plant” means, with respect to any Person, as of the date of determination, the net plant set forth on the face of the consolidated balance sheet of such Person or absent such amount on the consolidated balance sheet, the total plant of such Person on a consolidated basis minus accumulated depreciation set forth in the footnotes of the consolidated financial statements, in each case for the fiscal quarter ended on the date of the last financial statements delivered pursuant to Section 6.1.

“Consolidated Qualified Lessee” shall mean any Qualified Lessee that is consolidated into the financial statements of another Qualified Lessee.

“Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlled Entity” means (i) any of the Subsidiaries of the Borrower and any of their or the Borrower’s respective Controlled Affiliates and (ii) if the Borrower has a parent company, such parent company and its Controlled Affiliates.

“CREZ Lease” means the Second Amended and Restated Lease Agreement (CREZ Assets), between the Borrower, as lessor, and SU, as lessee, with respect to the CREZ Project.

“CREZ Project” shall mean the five transmission lines, four substations and other facilities in Texas identified and awarded to SU by the Public Utility Commission of Texas (the “PUCT”) in Docket Number 37902.

“Cross Valley Project” means the approximately 49 mile transmission line in South Texas near the Mexican border, known as the “North Edinburg to Loma Alta 345 kV single-circuit transmission line” project, subsequently, renamed as the “North Edinburg to Palmito 345 kV double-circuit transmission line” project, which is built on double-circuit capable structures and the Palmito substation located on the eastern terminus of the Cross Valley Project. The Cross Valley Project is part of a 100 mile transmission line, which is jointly developed and permitted by SU and Electric Transmission Texas.

“Cross Valley Project Transfer” shall mean the sale and Transfer of all of the Capital Stock of CV Project Entity, L.L.C., a Project Finance Subsidiary of the Borrower, to Cross Valley Partnership, L.P., a Person Controlled by one or more Hunt Family Members, for a purchase price at least equal to the Cross Valley Project’s rate base cost at such time.

“Debt Service” for any period, the aggregate (without duplication) of (i) all amounts of interest on the Fixed Rate Notes and in respect of other Indebtedness of the Borrower required to be paid during such period, plus (ii) all amounts of principal on the Fixed Rate Notes and in respect of other Indebtedness of the Borrower or required to be paid during such period, excluding any optional prepayments of principal during such period, plus (iii) all other premiums, fees, costs, charges, expenses and indemnities due and payable to the Fixed Rate Note Holders or the other Secured Parties and holders of other Indebtedness of the Borrower and agents acting on their behalf during such period.

“Debt Service Coverage Ratio” means, for each period of four consecutive fiscal quarters, the quotient of (i) Cash Flow Available for Debt Service for such period to (ii) Debt Service for such period. If, during any period, the Borrower and/or any Subsidiary enters into a transaction or series of related transactions not prohibited by this Agreement (including by waiver, consent or amendment given or made in accordance with Section 10.1) pursuant to which the Borrower and/or any Subsidiary acquires or disposes of any assets with a fair market value greater than $1,000,000, the Debt Service Coverage Ratio shall be calculated on a pro forma basis after giving effect to such transaction or series of related transactions as a whole (including any related incurrence, repayment or assumption of Indebtedness), and such transaction or series of related transactions (including any related incurrence, repayment or assumption of Indebtedness) shall be deemed to have occurred as of the first day of the applicable period.

“Deeds of Trust” means (i) the Amended and Restated First Lien Deed of Trust, Security Agreement and Fixture Filing (Texas) and each First Lien Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing (Texas) by and from the Borrower, as grantor, to Peter M. Oxman, as trustee, for the benefit of the Collateral Agent and the other Secured Parties, dated as of July 13, 2010, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time and (ii) each other deed of trust by and from the Borrower, as grantor, for the benefit of the Collateral Agent and the other Secured Parties entered into from time to time.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” has the meaning given to such term in Section 2.7(b).

“Deposit Agreement” means the Amended and Restated Deposit Account Control Agreement, dated as of December 20, 2014, among the Borrower, the Collateral Agent and Bank of America, N.A.

“Development Agreement” means that certain Development Agreement entered into or to be entered into among Hunt Transmission Services, L.L.C., SU, the General Partner and/or the Operating Partnership in connection with one or more New Projects, pursuant to which Hunt Transmission Services, L.L.C. has granted the General Partner a right of first offer related to the New Projects identified therein, as amended from time to time in accordance with its terms.

“Distributions” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Capital Stock or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Dollars” and “$” means United States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

“Environmental Claim” means any and all actions, suits, demands, demand letters, claims, Liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, or proceedings, under or relating to any Environmental Law, or regarding the investigation or remediation or release of, or human exposure to, any Materials of Environmental Concern.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERCOT” means the Electric Reliability Council of Texas or any other succeeding entity thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414 of the Code.

“Event of Default” is defined in Section 8.1.

“FERC” means the Federal Energy Regulatory Commission, or its successor.

“FERC Lease” means the Third Amended and Restated Lease Agreement (Stanton Transmission Loop Assets) between the Borrower, as lessor, and SU, as lessee.

“Financing Documents” means this Agreement, each Fixed Rate Note, the 2009 NPA, the 2029 Notes, the 2010 NPA, the 2030 Notes, the RBC Agreement, the Security Documents, any other documents, agreements or instruments entered into in connection with any of the foregoing and any other documents, agreements or instruments from time to time constituting “Financing Agreements” under the Collateral Agency Agreement.

“Fixed Rate Note” means either an Initial Fixed Rate Note or a Replacement Fixed Rate Note, as applicable.

“Fixed Rate Note Holder” means a financial institution or other Person that holds a Fixed Rate Note pursuant to this Agreement.

“Fixed Rate Note Maturity Date” means June 20, 2018.

“FPA” means the Federal Power Act, 16 U.S.C. §§791 et seq., as amended, and the regulations of the FERC thereunder.

“GAAP” means generally accepted accounting principles as in effect in the United States of America. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, ratios, standards or terms in this Agreement, then the Borrower and the Fixed Rate Note Holders agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the financial condition of the Borrower and SU shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower and the Fixed Rate Note Holders, all financial covenants, ratios, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“General Partner” means InfraREIT, L.L.C., a Delaware limited liability company, and its successors.

“Golden Spread Project” shall mean a new 345 kilovolt transmission line that will be approximately 55 miles long and will connect the Golden Spread Electric Cooperative, Inc. Antelope-Elk Energy Center in Hale County, approximately 1.6 miles north of the City of Abernathy on County Road P, to the proposed White River Station that will be built by SU in Floyd County, approximately 9 miles northwest of the City of Floydada and 1.1 miles east of the intersection of County Road 231 and County Road 200 and the Abernathy substation that is located in the western portion of the transmission line.

“Golden Spread Project Transfer” shall mean the sale and Transfer of all of the Capital Stock of GS Project Entity to a Person Controlled by one or more Hunt Family Members for a purchase price at least equal to the Golden Spread Project’s rate base cost at such time.

“Governmental Authority” means:

(a) the government of:

(i) the United States of America or any State or other political subdivision thereof, or

(ii) any other jurisdiction in which the Borrower conducts all or any part of its business, or which asserts jurisdiction over any properties of the Borrower, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government, or

(c) ERCOT, or

(d) the Texas Regional Entity.

“GS Project Entity” means a Project Finance Subsidiary of the Borrower created to finance and develop the Golden Spread Project.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such Indebtedness or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness of the ability of any other Person to make payment of the Indebtedness; or

(d) otherwise to assure the owner of such Indebtedness against loss in respect thereof.

The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (or, if less, the maximum amount for which such Guaranty is made) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Hunt Family Members” means (i) Ray L. Hunt; (ii) the spouse of Ray L. Hunt and each of his children and siblings; (iii) the spouse and lineal descendants of any Person identified in the foregoing clause (ii); (iv) any trust or account primarily for the benefit of any Person or Persons identified in the foregoing clauses (i), (ii) or (iii); (v) any corporation, partnership or other entity in which any of the Persons identified in the foregoing clauses (i), (ii), (iii) or (iv) are the beneficial owners of substantially all of the shares of capital stock, membership interests, partnership interests or other equity interests and options or warrants to acquire, or securities convertible into, capital stock, membership interests, partnership interests or other equity securities of an entity; and (vi) the personal representative or guardian of any of the Persons identified in the foregoing clauses (i), (ii) and (iii) upon such Person’s death for purposes of the administration of such Person’s estate or upon such Person’s disability or incompetency for purposes of the protection and management of the assets of such Person.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases; provided, however, that for purposes of this definition (including with respect to clauses (i) and (ii) hereof), the System Leases, any other Lease and any similar lease shall not be treated as a capital lease;

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); provided, however, that for purposes of this definition, any surety bonds or indemnification agreements entered into by SU (with respect to which the Borrower or a subsidiary thereof has a reimbursement or backstop obligation) in connection with condemnation proceedings shall be excluded;

(f) the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Indemnified Liabilities” has the meaning given such term in Section 10.5.

“Indemnitee” has the meaning given such term in Section 10.5.

“Initial Fixed Rate Notes” has the meaning given to such term in Section 2.1 (a).

“Interest Payment Date” means (a) the thirtieth (30th) day of each March, June, September and December and the Fixed Note Maturity Date and (b) the date of any repayment or prepayment made in respect of the Fixed Rate Notes.

“Investment Grade Credit Rating” means with respect to any Person, a rating of the long-term unsecured debt securities of such Person (or if such rating is unavailable, issuer rating) equal to or higher than (1) “BBB-” (or the equivalent) with a stable or better outlook by Standard & Poor’s Financial Services LLC, or (2) “Baa3” (or the equivalent) with a stable or better outlook by Moody’s Corporation; provided, that if such Person has a rating from both Standard & Poor’s Financing Services LLC and Moody’s Corporation, then the applicable rating shall be deemed to be the lower of the two.

“Investments” has the meaning given to such term in Section 7.7.

“Joinder to Collateral Agency Agreement” means the Joinder Agreement dated as of the date hereof, by and among the Collateral Agent, the Borrower, the Fixed Rate Note Holders, and the other Secured Parties, pursuant to which the Fixed Rate Note Holders joined the Collateral Agency Agreement as secured parties thereunder.

“Leased Consolidated Net Plant” shall mean that portion of the Consolidated Net Plant of the lessor of a Lease between such lessor and a Qualified Lessee that is the subject of such Lease.

“Leases” means (i) the System Leases and any other leases of transmission and distribution and related assets to a Qualified Lessee under which the Borrower or any Subsidiary of the Borrower is a party as a lessor and (ii) any lease of transmission and distribution and related assets pursuant to which SU is the lessee and a Subsidiary of SU or another Person Controlled by one or more Hunt Family Members is the lessor; provided, no such lease will qualify as a “Lease” hereunder if each of the three following criteria apply; (x) SU is the lessee, (y) cash rental payments have become due and payable pursuant thereto and (z) none of the Borrower, a Subsidiary of the Borrower or a Subsidiary of SU is the lessor.

“Lenders” has the meaning given to such term in the Recitals.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person, in each case, in the nature of a security interest of any kind or nature whatsoever.

“Make-Whole Amount” means, with respect to any Fixed Rate Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Fixed Rate Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

A. “Called Principal” means, with respect to any Fixed Rate Note, the principal of such Fixed Rate Note that is to be prepaid pursuant to Section 2.5 or has become or is declared to be immediately due and payable pursuant to Section 8.2, as the context requires.

B. “Discounted Value” means, with respect to the Called Principal of any Fixed Rate Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Fixed Rate Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

C. “Reinvestment Yield” means, with respect to the Called Principal of any Fixed Rate Note, 0.50% greater than the yield to maturity implied by the yield(s) reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yields Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Fixed Rate Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Fixed Rate Note, the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Fixed Rate Note.

D. “Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year composed of twelve 30-day months, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

E. “Remaining Scheduled Payments” means, with respect to the Called Principal of any Fixed Rate Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Fixed Rate Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date.

F. “Settlement Date” means, with respect to the Called Principal of any Fixed Rate Note, the date on which such Called Principal is to be prepaid pursuant to Section 2.5 or has become or is declared to be immediately due and payable pursuant to Section 8.2, as the context requires.

“Material Adverse Effect” means a material adverse effect upon and/or material adverse developments with respect to (a) the operations, business, assets, properties, liabilities or financial condition of the Borrower and its Subsidiaries (taken as a whole); (b) the ability of the Note Parties (taken as a whole) to perform their obligations under the Note Documents; (c) the legality, validity or enforceability of this Agreement or any other Note Document or the rights or remedies of the Collateral Agent or the Fixed Rate Note Holders hereunder or thereunder or (d) the validity, perfection or priority of the Collateral Agent’s Liens on any material Collateral.

“Material Project Documents” means (i) any contract or agreement that is related to the ownership, operation, maintenance, management service, repair or use of the System entered into by the Borrower or any Subsidiary subsequent to December 10, 2014 that involves full payments or obligations of the Borrower or any Subsidiary in excess of $5,000,000 in any calendar year, and (ii) System Leases, but shall exclude any documents subject to Section 7.12 herein.

“Materials of Environmental Concern” means all pollutants, contaminants, wastes, chemicals, explosive or radioactive substances, petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas or electromagnetic fields, to the extent subject to regulation or which can give rise to liability under any Environmental Law.

“McAllen Lease” shall mean the Third Amended and Restated Master System Lease Agreement (McAllen System), between the Borrower, as lessor, and SU, as lessee.

“Merger” has the meaning given to such term in the Recitals.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan that is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

“New Project” shall mean any transmission or distribution project, including any such project acquired or built by a Project Finance Subsidiary, any “Footprint Project” (as defined in the Leases) that the Borrower or a Subsidiary of the Borrower funds pursuant to a Lease and any such project that the General Partner or a Subsidiary thereof acquires pursuant to the Development Agreement, including, for the avoidance of doubt, the Cross Valley Project and the Golden Spread Project.

“Non-Recourse Debt” means Indebtedness of a Project Finance Subsidiary or a Subsidiary of SU, as the case may be, that, if secured, is secured solely by a pledge of collateral owned by such Project Finance Subsidiary or such Subsidiary of SU, as the case may be, and the Capital Stock in such Project Finance Subsidiary or such Subsidiary of SU, as the case may be, and for which no Person other than such Project Finance Subsidiary or such Subsidiary of SU, as the case may be, is personally liable.

“Note Documents” means this Agreement, the Fixed Rate Notes, the Security Documents, the Subsidiary Guaranties and any amendment, waiver, supplement or other modification to any of the foregoing.

“Note Parties” means the Borrower and each Subsidiary that is a party to a Note Document, as applicable.

“O&M Costs” means actual cash management and operation costs of the Borrower, taxes payable by the Borrower, insurance premiums, consumables, fees and expenses of, and other amounts owing to, the Collateral Agent and the depositary under the Depositary Agreement, and other costs and expenses in connection with the management or operation of the Borrower, but exclusive in all cases of (a) non-cash charges, including depreciation or obsolescence charges or reserves therefor, amortization of intangibles or other bookkeeping entries of a similar nature, (b) all other payments of Debt Service and Make-Whole Amounts, if any, (c) costs of repair or replacement paid with insurance proceeds and (d) development costs related to any Project Finance Subsidiary.

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Fixed Rate Notes and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Fixed Rate Notes and all other obligations and liabilities of the Borrower to any Fixed Rate Note Holder, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Note Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, Make Whole Amount, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Fixed Rate Note Holder that are required to be paid by the Borrower pursuant hereto) or otherwise (whether or not evidenced by any note or instrument and whether or not for the payment of money).

“OFAC” means the Office of Foreign Assets Control, United States Department of the Treasury.

“OFAC Listed Person” means a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC.

“OFAC Sanctions Program” shall mean any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Operating Partnership” means InfraREIT Partners, LP, a Delaware limited partnership.

“Original Credit Agreement” has the meaning given to such term in the Recitals.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permit” means any action, approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from a Governmental Authority, provided that interests or estates in real property, shall not be considered Permits.

“Permitted Investments” means any (a) marketable direct obligation of the United States of America, (b) marketable obligation directly and fully guaranteed as to interest and principal by the United States of America, (c) demand deposit with Bank of America, N.A., or time deposit, certificate of deposit and banker’s acceptance issued by any member bank of the Federal Reserve System which is organized under the laws of the United States of America or any state thereof or any United States branch of a foreign bank, in each case whose equity capital is in excess of $500,000,000 and whose long-term debt securities are rated “A” or better by S&P and “A2” or better by Moody’s, (d) commercial paper or tax exempt obligations given the highest rating by Moody’s and S&P, (e) obligations of a commercial bank described in clause (c) above, in respect of the repurchase of obligations of the type as described in clauses (a) and (b) hereof, provided that such repurchase obligation shall be fully secured by obligations of the type described in said clauses (a) and (b) and the possession of such obligation shall be transferred to, and segregated from other obligations owned by, any such bank, (f) instrument rated “AAA” by S&P and “Aaa” by Moody’s issued by investment companies and having an original maturity of 180 days or less, (g) eurodollar certificates of deposit issued by any bank described in clause (c) above, and (h) marketable security rated not less than “A-1” by S&P or not less than “Prime-1” by Moody’s. In no event shall Permitted Investments include any obligation, certificate of deposit, acceptance, commercial paper or instrument which by its terms matures (A) more than 180 days after the date of investment, unless a bank meeting the requirements of clause (c) above shall have agreed to repurchase such obligation, certificate of deposit, acceptance, commercial paper or instrument at its purchase price plus earned interest within no more than 90 days after its purchase thereunder or (B) after the next Payment Date.

“Permitted Lien” is defined in Section 7.5.

“Permitted Secured Indebtedness” has the meaning given to it in the Collateral Agency Agreement.

“Person” means an individual, partnership, corporation, cooperative corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Borrower or any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate may have any liability.

“Pledge Agreement” means the Amended and Restated Assignment of Membership Interests and Pledge Agreement, dated as of December 20, 2014, by TDC with respect to its membership interests in the Borrower, to the Collateral Agent.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Project Finance Subsidiary” means a special purpose Subsidiary of a Person created to develop a New Project and to finance such New Project solely with Non-Recourse Debt and equity (including, for the avoidance of doubt, CV Project Entity, L.L.C.).

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PUCT” means Public Utility Commission of Texas.

“Qualified Lessee” means SU and/or any other utility that is (x) approved or authorized by the applicable public utility commission or similar regulatory authority to operate and/or lease the transmission and/or distribution assets of the Borrower or any Subsidiary and (y) a party to a then-effective lease agreement with the Borrower or a Subsidiary thereof pursuant to which such utility leases and operates such entity’s transmission and/or distribution assets.

“Qualified Lessee Affiliate Loan” means loans made by the Operating Partnership or a Subsidiary thereof to Qualified Lessees from time to time in an aggregate principal amount not to exceed $10,000,000 at any time outstanding as long as the use of proceeds of such loans is limited to the acquisition or financing of equipment or other assets used in the Qualified Lessee’s operation or lease of transmission or distribution assets from the Borrower or a Subsidiary thereof pursuant to a Lease.

“RBC” means Royal Bank of Canada, a Canadian banking institution.

“RBC Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of December 10, 2014, among the Borrower, as borrower, the lenders from time to time party thereto and RBC, administrative agent, as the same may be amended, restated, supplemented and otherwise modified from time to time.

“Real Property Collateral” means any fee owned real property (other than easements and rights of way) with a fair market value in excess of $3,000,000.

“Regulation D” means Regulation D of the Board as in effect from time to time.

“Regulation U” means Regulation U of the Board as in effect from time to time.

“Replacement Fixed Rate Note” has the meaning given to such term in Section 2.1(b)

“Required Fixed Rate Note Holders” means at any time, and at all times excluding any portion of the Fixed Rate Notes held by Affiliated Fixed Rate Note Holders, the holders of more than 50% of the aggregate principal amount of the Fixed Rate Notes.

“Required Permit” means all governmental and third party licenses, permits, franchises, authorizations, patents, copyright, proprietary software, service marks, trademarks and trade names, or rights thereto, that are material to the ownership, leasing, operating and maintenance of the System.

“Requirements of Law” means as to any Person, the certificate of incorporation or formation and by-laws or partnership or operating agreement or other organizational or governing documents of such Person, and any local, state or Federal law, regulation, rule, ordinances or determination, interpretation or order of an arbitrator or a court or other

Governmental Authority, and any Required Permit, in each case applicable to or binding upon such Person or any of its properties or its business or to which such Person or any of its properties or its business is subject.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Borrower with responsibility for the administration of the relevant portion of this Agreement.

“ROFO Transfer” shall mean the sale and Transfer to Persons Controlled by one or more Hunt Family Members of any assets located in the Texas Panhandle related to the CREZ Project that are categorized as ROFO Projects under the Development Agreement with an aggregate fair market value not to exceed $5,000,000.

“S&P” means Standard and Poor’s Rating Services.

“SDTS” has the meaning given to such term in the Recitals.

“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“Secured Parties” means the Collateral Agent, the Fixed Rate Note Holders and the other “Secured Parties” (as defined in the Collateral Agency Agreement) from time to time.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Security Agreement” means the Amended and Restated Security Agreement, dated as of September 29, 2015, between SDTS and the Collateral Agent.

“Security Documents” means, to the extent such document has not been terminated, (i) the Collateral Agency Agreement, as joined by the Joinder to the Collateral Agency Agreement, the Security Agreement, the Deeds of Trust, the Pledge Agreement and the Deposit Agreement and (ii) other security documents entered into pursuant to Section 6.9 and any other security documents, financing statements and the like filed or recorded in connection with the foregoing.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Borrower or a Qualified Lessee, as applicable.

“Sharyland Projects” has the meaning given to such term in the Recitals.

“Specified Qualified Lessee” shall mean SU and any Qualified Lessee (a) (i) without an Investment Grade Credit Rating or (ii) whose obligations under the applicable Leases are not guaranteed by an entity with an Investment Grade Rating and (b) whose business is limited to the leasing of transmission and/or distribution assets from the Borrower or any of its Subsidiaries or Affiliates.

“Stanton/Brady/Celeste Lease” shall mean the Second Amended and Restated Lease Agreement (Stanton/Brady/Celeste Assets), between the Borrower, as lessor, and SU, as lessee.

“SU” means Sharyland Utilities, L.P.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Borrower.

“Subsidiary Guaranty” means each Guaranty provided by the Subsidiary Guarantors pursuant to Section 6.9(d), if any, substantially in the form of Exhibit B to the Agreement.

“Subsidiary Guarantor” means any Subsidiary of the Borrower that is a guarantor under a Guaranty pursuant to Section 6.9(d).

“SVO” means the Securities Valuation Office of the National Association of Insurance Commissioners or any successor to such Office.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“System” means the Borrower’s and/or any Subsidiary’s (other than a Project Finance Subsidiary’s) integrated electrical transmission and distribution facilities located primarily in the State of Texas and the systems and other property necessary to operate the transmission and distribution facilities, and all improvements to and expansions of such facilities, and each New Project (upon its completion) owned by the Borrower or a Subsidiary thereof; provided that, for the purposes hereof, “System” shall not be deemed to include any easements held by the Borrower or any Subsidiary.

“System Leases” means (1) the McAllen Lease, (2) the Stanton/Brady/Celeste Lease, (3) the Lease Agreement (ERCOT Transmission Assets), between the Borrower, as lessor, and SU, as lessee, (4) the FERC Lease, (5) the CREZ Lease and (6) any and all other Leases and supplements thereto in connection with the System and the transmission and distribution facilities ancillary thereto and any easements associated therewith, or, in each of the foregoing clauses (1) through (6), any new lease entered into in replacement thereof, in accordance with Section 6.10 of this Agreement.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TDC” means Transmission and Distribution Company, L.L.C.

“Total Debt” means, with respect to the Borrower, all Indebtedness of the Borrower on a consolidated basis; provided, however, that for purposes of calculating the Borrower’s Total Debt to Capitalization Ratio, the Borrower’s Total Debt shall exclude Non-Recourse Debt of a Project Finance Subsidiary of the Borrower and that portion of the Swap Termination Value defined in clause (b) of the definition of “Swap Termination Value” and shall include Indebtedness of SU on a consolidated basis (excluding Non-Recourse Debt of a Project Finance Subsidiary of SU).

“Total Debt to Capitalization Ratio” means (a) the Borrower’s Total Debt, divided by (b) the sum of (i) Total Debt plus (ii) the Borrower’s capitalization, as shown on the Borrower’s balance sheet plus (iii) if positive, SU’s capitalization, as shown on its balance sheet. In connection with any transaction or series of related transactions not prohibited by this Agreement (including by waiver, consent or amendment given or made in accordance with Section 10.1) pursuant to which the Borrower or any Subsidiary makes any acquisition or disposition of assets with a fair market value greater than $1,000,000, the Total Debt to Capitalization Ratio shall be calculated on a pro forma basis after giving effect to such transaction or series of related transactions as a whole (including any related incurrence, repayment or assumption of Indebtedness).

“UCC” means the Uniform Commercial Code as in effect in the applicable state of jurisdiction.

“UCC Collateral” means the Collateral that is of a type in which a valid security interest can be created under Article 8 or Article 9 of the UCC as in effect in New York.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions” shall mean United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, CISADA or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent of all of the voting interests of which are owned by any one or more of the Borrower and the Borrower’s other Wholly-Owned Subsidiaries at such time.

1.2. Rules of Interpretation. Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement and the other Note Documents:

(a) The singular includes the plural and the plural includes the singular; and words in the masculine, neuter or feminine gender shall be read and construed as though in either of the other genders where the context so requires.

(b) The word “or” is not exclusive.

(c) A reference to any law includes any amendment or modification to such law, and all regulations, rulings and other laws and regulations promulgated under such law.

(d) A reference to a Person includes its successors and permitted assigns.

(e) Accounting terms have the meanings assigned to them by GAAP (as defined in the applicable Financing Agreement), as applied by the accounting entity to which they refer.

(f) The words “include,” “includes” and “including” are not limiting.

(g) A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document.

(h) References to “knowledge” or words of similar import refer to the actual knowledge of the current officers of the relevant Person, without any duty of investigation unless otherwise indicated.

(i) References to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time

(j) The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

(k) References to “days” means calendar days, unless the term “Business Days” shall be used. References to a time of day means such time in New York, New York, unless otherwise specified.

(l) The section and subsection headings in a document are for convenience of reference only and shall neither be deemed to be a part of such document nor modify, define, expand or limit any of the terms or provisions thereof.

(m) References to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, supplemented, restated or otherwise modified from time to time.

ARTICLE 2.

THE FIXED RATE NOTES

2.1. Fixed Rate Notes. (a) On the date of the Original Credit Agreement, the Borrower authorized the issuance and sale of $60,000,000 aggregate principal amount of its 5.04% Fixed Rate Notes (the “Initial Fixed Rate Notes”).

(b) Upon the effectiveness of the Merger and at the request of any Fixed Rate Note Holder, SDTS shall promptly execute and deliver to such Fixed Rate Note Holder a replacement Fixed Rate Note in amount equal to the then outstanding principal amount of such Fixed Rate Note Holder’s Initial Fixed Rate Note provided that such Fixed Rate Note Holder returns it’s Initial Fixed Rate Note to SDTS marked cancelled (any such replacement note, a “Replacement Fixed Rate Note”).

2.2. Sale and Purchase of Fixed Rate Notes. Subject to the terms and conditions of this Agreement, the Borrower issued and sold to each Fixed Rate Note Holder and each Fixed Rate Note Holder purchased from the Borrower, on the date of the Original Credit Agreement, its share of the Fixed Rate Notes at the purchase price of 100% of the principal amount thereof. The Fixed Rate Note Holders’ obligations hereunder are several and not joint, and no Fixed Rate Holder shall have any liability to any Person for the performance or non-performance of any obligation by any other Fixed Rate Note Holder hereunder.

2.3. Repayment of Fixed Rate Note. The Borrower shall repay the full principal amount of the Fixed Rate Notes to each Fixed Rate Note Holder on the earlier to occur of the date of acceleration of the Fixed Rate Notes under Section 8.2 and the Fixed Rate Note Maturity Date.

2.4. [RESERVED].

2.5. Optional Prepayments. (a) The Borrower may prepay the Fixed Rate Notes in accordance with this Section 2.5(a). At any time the Borrower may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Fixed Rate Notes, in an amount not less than $5,000,000 of the aggregate principal amount of the Fixed Rate Notes then outstanding, or any amount in multiples of $1,000,000 in excess thereof, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Borrower will give each Fixed Rate Note Holder written notice of each optional prepayment under this Section 2.5(a) not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such prepayment date (which shall be a Business Day), the aggregate principal amount of the Fixed Rate Notes to be prepaid on such date, the principal amount of each Fixed Rate Note held by such Fixed Rate Note Holder to be prepaid, and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Responsible Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Borrower shall deliver to each Fixed Rates Note Holder a certificate of a Responsible Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

(b) The Borrower will not and will not permit any of its Affiliates to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Fixed Rate Notes except upon the payment or prepayment of the Fixed Rate Notes in accordance with the terms of this Agreement and the Fixed Rate Notes and except as provided pursuant to Section 10.6(b) hereunder. The Borrower will promptly cancel all Fixed Rate Notes acquired by it or by any of its Affiliates pursuant to any payment or prepayment of Fixed Rate Notes pursuant to any provision of this Agreement (other than pursuant to Section 10.6(b) hereunder) and no Fixed Rate Notes may be issued in substitution or exchange for any such Fixed Rate Notes.

2.6. Terms of All Prepayments.

(a) Amounts to be applied in connection with prepayments made pursuant to Section 2.5 shall be applied as the Borrower shall direct, subject to Section 2.6(b).

(b) All prepayments of the Fixed Rate Notes shall be applied among the Fixed Rate Note Holders according to the pro rata portion of the Fixed Rate Notes held by each Fixed Rate Note Holder at the time of the applicable prepayment.

(c) In the case of each prepayment of Fixed Rate Notes pursuant to this Agreement, the principal amount of each Fixed Rate Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any, which shall be paid to each Fixed Rate Note Holder. From and after such date, unless the Borrower shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Fixed Rate Note paid or prepaid in full shall be surrendered to the Borrower and cancelled and shall not be reissued, and no Fixed Rate Note shall be issued in lieu of any prepaid principal amount of any Fixed Rate Note.

2.7. Interest Rates and Payment Dates. (a) The Fixed Rate Notes shall bear interest at a fixed rate per annum of 5.04%.

(b) Upon the occurrence and during the continuance of an Event of Default, all amounts outstanding under the Fixed Rate Notes (whether or not overdue) shall bear interest at a rate per annum of 7.04% (the “Default Rate”).

(c) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

2.8. Computation of Interest and Fees. Interest and fees payable pursuant hereto in respect of the Fixed Rate Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

2.9. Payments. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 12:00 Noon, New York time, on the due date thereof to each Fixed Rate Note Holder by the method and at the address specified for such purpose below such Fixed Rate Note Holder’s name in Schedule A or by such other method or at such other address as such Fixed Rate Note Holder shall have from time to time specified to the Borrower in writing in accordance with Section 10.2. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day without including the additional days elapsed in the calculation of amounts owed on such next succeeding Business Day; provided that if the Fixed Rate Note Maturity Date is on a day other than a Business Day, the payment due on the next succeeding Business Day shall include the additional days elapsed for purposes of calculating the amounts owed on such day.

ARTICLE 3.

[RESERVED]

ARTICLE 4.

[RESERVED.]

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES

5.1. No Default or Event of Default. In order to induce the Fixed Rate Note Holders to enter into this Agreement, the Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on the date hereof both before and immediately after giving effect to this Agreement, the transactions contemplated herein and the Merger.

ARTICLE 6.

AFFIRMATIVE COVENANTS OF BORROWER

The Borrower hereby agrees that, so long as the Fixed Rate Notes remain outstanding or any other amount is owing to any Fixed Rate Note Holder hereunder:

6.1. Financial and Business Information. The Borrower shall deliver, and shall cause SU to deliver, and shall use commercially reasonable efforts to cause each other Qualified Lessee (other than any Consolidated Qualified Lessee) to deliver, to each Fixed Rate Note Holder (provided, that no default shall arise under this Section 6.1 as a result of the failure by a Qualified Lessee other than SU to deliver financial statements and other documents in accordance with the requirements of an applicable Lease and such Lease is terminated in accordance with Section 7.16 hereunder):

(a) Within 45 days after the end of each quarterly fiscal period in each calendar year of such Person and its Subsidiaries (excluding the last quarterly fiscal period of each such calendar year), duplicate copies of

(i) balance sheets of such Person and its Subsidiaries on a consolidated basis as at the end of such quarter, and

(ii) profit and loss statements and cash flows statements for such Person and its Subsidiaries on a consolidated basis for such quarter and (in the case of the second and third quarters) for the portion of the calendar year ending with such quarter,

(iii) setting forth in each case in comparative form the figures for the corresponding periods in the previous calendar year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer of such Person as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b) Within 90 days after the end of each calendar year of the Borrower and each Qualified Lessee (other than a Consolidated Qualified Lessee), as applicable, duplicate copies of

(i) balance sheets of such Person and its Subsidiaries on a consolidated basis as at the end of such year; and

(ii) statements of income, profit and loss statements and cash flow statements for such Person and its Subsidiaries on a consolidated basis for such year,

setting forth in each case in comparative form the figures for the previous calendar year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by

(A) an opinion thereon of Ernst & Young LLP or another independent public accounting firm of nationally recognized standing selected by the Borrower or such Qualified Lessee (herein, the “Approved Accountant”), which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of the Approved Accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

(B) a certificate of the Approved Accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default (or, in the case of a Qualified Lessee, any default or event of default under any Leases under which such Qualified Lessee is a lessee), and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that the Approved Accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default (or, in the case of a Qualified Lessee, any default or event of default under the applicable Lease) unless the Approved Accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit);

(c) Promptly upon their becoming available, and to the extent not otherwise required to be delivered pursuant to another provision of this Agreement, one copy of (i) each financial statement and budget and such other reports and notices as the Fixed Rate Note Holders may reasonably request sent by the Borrower or any Qualified Lessee to its Subsidiaries, (ii) each report or filing (without exhibits except as expressly requested by the Fixed Rate Note

Holders) other than regular and periodic reports and filings made by the Borrower, any Subsidiary, or any Qualified Lessee to any state or Federal regulatory body and (iii) each report and filing made by the Borrower to its lenders;

(d) Promptly, and in any event within 5 Business Days after (i) a Responsible Officer of the Borrower becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 8.1(i), a written notice specifying the nature and period of existence thereof and what action the Borrower or any Subsidiary is taking or proposes to take with respect thereto and (ii) the Borrower receives a written notice of default under a System Lease from the applicable Qualified Lessee, a copy of such notice of default or a written notice specifying the nature and period of existence of such default and what action the Borrower is taking or proposes to take with respect thereto;

(e) Promptly, and in any event within 5 Business Days of receipt (or knowledge thereof by a Responsible Officer of the Borrower) of copies of any notice to the Borrower, any Subsidiary, or any Qualified Lessee from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(f) Promptly, and in any event within 5 Business Days of receipt (or knowledge by a Responsible Officer of the Borrower) thereof:

(i) any pending or threatened adversarial or contested proceeding of or before a Governmental Authority relating to the System or the System Leases that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(ii) any litigation or proceeding taken or threatened in writing against the Borrower, any Subsidiary, or any Qualified Lessee, that, if successful, could reasonably be expected to result in a Material Adverse Effect;

(g) As soon as available and in any event within 30 days after the close of each calendar year of the Borrower and each Qualified Lessee (other than a Consolidated Qualified Lessee), as the case may be, the annual budget of the Borrower and its Subsidiaries and each Qualified Lessee, as applicable; and

(h) With reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Borrower or relating to the ability of the Borrower to perform its obligations hereunder and under the Fixed Rate Notes as from time to time may be reasonably requested by any the Fixed Rate Note Holders.

6.2. Certificates; Other Information. Each set of financial statements delivered pursuant to Section 6.1(a) or Section 6.1(b) shall be accompanied by a certificate of a Senior Financial Officer of each Qualified Lessee (other than a Consolidated Qualified Lessee) or the Borrower, as applicable, setting forth:

(a) the information (including detailed calculations) required in order to establish whether the Borrower was in compliance with the requirements of Sections 6.11, 7.6 and 7.9, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Borrower from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that no Default or an Event of Default has occurred and is continuing (or in the case of any Qualified Lessee, any default or event of default has occurred and is continuing under any Leases to which it is a party, which default or event of default constitutes an Event of Default pursuant to Section 8.1(f)) or, if any such condition or event has occurred and is continuing (including, without limitation, any such event or condition resulting from the failure of the Borrower to comply with any Environmental Law), (or in the case of any Qualified Lessee, any default or event of default has occurred and is continuing under any Leases to which it is a party, which default or event of default constitutes an Event of Default pursuant to Section 8.1(f)), specifying the nature and period of existence thereof and what action the Borrower shall have taken or proposes to take with respect thereto.

6.3. Compliance with Law. Without limiting Section 7.4, the Borrower will, and will cause its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which it is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of its properties or to the conduct of its businesses to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.4. Insurance.

(a) The Borrower will maintain or cause to be maintained, and will cause its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

(b) Promptly upon request by the Fixed Rate Note Holders or the Collateral Agent, the Borrower shall furnish the Fixed Rate Note Holders and the Collateral Agent with approved certification of all required insurance. Such certification shall be executed by each insurer or by an authorized representative of each insurer where it is not practical for such insurer to execute the certificate itself. Such certification shall identify underwriters, the type of insurance, the insurance limits, and the policy term, and shall specifically list the special provisions enumerated for such insurance required by this Section 6.4. Upon request, the Borrower will promptly furnish the Fixed Rate Note Holders and the Collateral Agent with copies of all insurance certificates, binders, and cover notes or other evidence of such insurance relating to the Collateral.

(c) No provision of this Section 6.4 or any other provision of this Agreement, any other Financing Document or any Lease shall impose on the Fixed Rate Note Holders or the Collateral Agent any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Borrower, nor shall the Fixed Rate Note Holders or the Collateral Agent be responsible for any representations or warranties made by or on behalf of the Borrower to any insurance company or underwriter.

6.5. Maintenance of Properties. The Borrower will, and will cause its Subsidiaries, SU and Qualified Lessees that are Affiliates of the Borrower to, and will use commercially reasonable efforts to cause the other Qualified Lessees to, (a) maintain, preserve and protect in all material respects all of its respective material properties (including any such properties comprising any material portion of the System) and equipment necessary in the operation of its respective business (taken as a whole) in good, working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof.

6.6. Payment of Taxes and Claims. The Borrower will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Borrower or any Subsidiary, provided that none of the Borrower or any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by such Person on a timely basis in good faith and in appropriate proceedings, and such Person has established adequate reserves therefor in accordance with GAAP on its books or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

6.7. Existence, Etc. Except as permitted under Section 7.2, the Borrower will, and will cause each of its Subsidiaries, at all times preserve and keep in full force and effect its respective limited liability company, corporate or limited partnership existence and all rights and franchises of the Borrower unless (other than with respect to the Borrower’s existence), in the good faith judgment of the Borrower, the termination of or failure to preserve and keep in full force and effect such limited liability company, corporate or limited partnership existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

6.8. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries and SU to, and will use commercially reasonable efforts to cause other Qualified Lessees to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over such Person. The Borrower will permit representatives and independent contractors of the Fixed Rate Note Holders to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours no more than once per calendar year, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default has occurred and is continuing, the Fixed Rate Note Holders (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and as often as reasonably desired.

6.9. Collateral; Further Assurances. Upon the effectiveness of the Merger,

(a) The Borrower shall take all actions necessary to insure that the Collateral Agent, on its behalf and on behalf of the Secured Parties (or in the case of Real Property Collateral, the Trustee named in the Deeds of Trust, for the benefit of the Collateral Agent and the other Secured Parties), has and continues to have in all relevant jurisdictions duly and validly created, attached and enforceable Liens on the Collateral, including perfected first-priority Liens on Collateral constituting UCC Collateral or Real Property Collateral, in each case, to the extent required under the Security Documents (including, in accordance with clauses (c) and (d) of this Section 6.9, after-acquired Collateral), subject to no Liens other than Permitted Liens. The Borrower shall cause the Obligations to constitute direct senior secured obligations of the Borrower and to be senior in right of payment and to rank senior in right of security (other than Permitted Liens) with respect to Collateral granted in the Security Documents to all other Indebtedness of the Borrower (other than other Permitted Secured Indebtedness, with which it shall be pari passu in accordance with the terms of the Collateral Agency Agreement).

(b) Upon completion of each New Project of a Project Finance Subsidiary, the Borrower may cause any such Project Finance Subsidiary to Transfer the New Project to the Borrower and upon such Transfer, the Borrower shall take all actions necessary to insure that (w) the New Project becomes a part of the Collateral to the extent required under the Security Documents and Section 6.9(c), subject to the first priority Lien of the Security Documents (subject to no Liens other than Permitted Liens and rights of holders of Permitted Secured Indebtedness in accordance with the Collateral Agency Agreement), (x) no Default or Event of Default occurs as a result of such Transfer, (y) the Indebtedness of the Project Finance Subsidiary is either repaid in full at the time of the Transfer or becomes Permitted Secured Indebtedness in accordance with the Collateral Agency Agreement, and (z) the Project Finance Subsidiary is liquidated or merged with and into the Borrower.

(c) If, after December 10, 2014 Borrower acquires any Real Property Collateral, the Borrower shall forthwith (and in any event, within five Business Days of such acquisition or such longer period of time as reasonably agreed by the Required Fixed Rate Note Holders) deliver to the Collateral Agent a fully executed mortgage or deed of trust over the Borrower’s interests in such Real Property Collateral, in form and substance satisfactory to the Required Fixed Rate Note Holders and the Collateral Agent, together with such surveys, environmental reports and other documents and certificates with respect to such real estate as may be reasonably required by the Required Fixed Rate Note Holders. The Borrower further agrees to take all other actions necessary to create in favor of the Trustee named therein for the benefit of the Collateral Agent and the other Secured Parties a valid and enforceable first priority Lien on the Borrower’s interests in such Real Property Collateral, free and clear of all Liens except for Permitted Liens and rights of holders of Permitted Secured Indebtedness in compliance with the Collateral Agency Agreement.

(d) If, after December 10, 2014, the Borrower acquires or creates any new Subsidiary (other than any Subsidiary of the Borrower that is not organized under the laws of the United States, any state thereof or the District of Columbia, any Project Finance Subsidiary and any other Subsidiary that is prohibited from providing a Guaranty of the Obligations by any Requirement of Law), the Borrower shall or cause such Subsidiary forthwith (and in any event, within 30 days of such creation or acquisition (or such longer time as the Required Fixed Rate Note Holders may agree):

(i) to execute and deliver to the Collateral Agent a Subsidiary Guaranty;

(ii) to deliver to the Collateral Agent a certificate of such Subsidiary, certifying as to the resolutions attached thereto and other corporate proceedings by the such Subsidiary relating to the authorization, execution and delivery of the Subsidiary Guaranty, with appropriate insertions and attachments;

(iii) to take such actions reasonably necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties (or, in the case of Real Property Collateral, the Trustee named in the Deeds of Trust, for the benefit of the Collateral Agent and the other Secured Parties), a perfected and enforceable first-priority Lien in the Collateral described in the Security Documents with respect to such new Subsidiary, subject to no Liens other than Permitted Liens and rights of holders of Permitted Secured Indebtedness in compliance with the Collateral Agency Agreement; and

(iv) if reasonably requested by the Collateral Agent, to deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Collateral Agent.

6.10. Material Project Documents.

(a) The Borrower shall at all times (i) perform and observe all of the covenants under the Material Project Documents to which it is a party and take reasonable actions to enforce all of its rights thereunder, other than to the extent the same could not reasonably be expected to have a Material Adverse Effect, (ii) subject to the provisions of clause (b) of this Section 6.10, maintain the System Leases (other than Leases constituting System Leases only pursuant to clause (5) of the definition thereof) in full force and effect, and (iii) maintain the Leases (other than the System Leases referred to in the foregoing clause (ii) of this Section 6.10(a)) to which it or any of its Subsidiaries is a party in full force and effect, except to the extent the same could not reasonably be expected to have a Material Adverse Effect.

(b) If the term of a Lease with the Borrower or one of its Subsidiaries expires and the Qualified Lessee under such Lease has either ceased operating the related assets or has ceased paying rent as required under the applicable Lease, the Borrower shall, or shall cause a Subsidiary, as applicable, to enter into a supplement or a new Lease with respect to the related leasehold assets with a Qualified Lessee that provides for rent that, when combined with all other expected revenue, will, in the reasonable judgment of the Borrower, as of the commencement date of such supplement or new Lease, generate sufficient revenue to satisfy the requirements of Section 6.11 and will not otherwise result in a materially worse position for the Borrower as compared to the terms of the applicable expired Lease. Each such new Lease shall have a term of at least five years. Notwithstanding the foregoing, if (i) such expired Lease relates to transmission and/or distribution assets that are not generating significant revenue, (ii) the failure to renew such Lease would not constitute a Material Adverse Effect and (iii) the Borrower reasonably believes it will generate sufficient revenue and hold sufficient assets (without giving effect to the leasehold assets with respect to such Lease) to satisfy the requirements of Section 6.11, then this Section 6.10(b) will not require a supplement or new lease with respect to such leasehold assets.

6.11. Financial Ratios.

(a) The Borrower shall at all times maintain, on a consolidated basis, a Total Debt to Capitalization Ratio of not more than 0.65 to 1.00.

(b) The Borrower shall maintain, for each period of four consecutive fiscal quarters, a Debt Service Coverage Ratio of at least 1.40 to 1.00.

ARTICLE 7.

NEGATIVE COVENANTS OF BORROWER

The Borrower hereby agrees that, so long as the Fixed Rate Notes remain outstanding or other amount is owing to any Fixed Rate Note Holder hereunder:

7.1. Transactions with Affiliates. The Borrower will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate other than (i) transactions with Project Finance Subsidiaries, as permitted by Section 6.9(b) and other transactions between or among the Borrower and one or more Subsidiaries, or any subset thereof, to the extent permitted under Sections 7.2, 7.6, 7.7, 7.10 and 7.14, (ii) Leases with Qualified Lessees and transactions relating thereto, (iii) any Qualified Lessee Affiliate Loan and any Indebtedness permitted under Section 7.6(d)(ii), (iv) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business, (v) Investments permitted pursuant to Section 7.7, (vi) transactions entered into in connection with the Cross Valley Project on or prior to the Cross Valley Project Transfer and the Golden Spread Project on or prior to the Golden Spread Project Transfer, (vii) ROFO Transfers, and (viii) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arms-length transaction with a Person not an Affiliate; provided that any transaction will be deemed to meet the requirements of this clause (viii) if such transaction is on terms approved by a majority of the board of directors (or comparable governing body) of the General Partner or an Affiliate thereof who are “independent”(as such term is defined pursuant to the rules of the primary exchange on which the Capital Stock is listed for trading), or a majority of the “independent” members of a committee of any such board of directors (or comparable governing body).

7.2. Merger, Consolidation, Etc. The Borrower will not nor will it cause or permit any of its Subsidiaries to consolidate with or merge with any other Person or Transfer all or substantially all of its assets in a single transaction or series of transactions to any Person, except (i) pursuant to the System Leases or any other Lease, (ii) as permitted pursuant to Section 6.9(b), or (iii) that so long as both before and after giving effect to such merger or consolidation or Transfer of all or substantially all of its assets to another Person no Default or Event of Default exists, the Borrower or any Subsidiary may merge or consolidate with another Person, and the Borrower or any Subsidiary may Transfer all or substantially all of its assets to another Person, so long as, after giving effect to such merger or consolidation, or such Transfer of all or substantially all of its assets, (A) with respect to any merger or consolidation to which the Borrower is a party, the Borrower shall be the surviving entity, (B) with respect to any merger or consolidation to which a Subsidiary is a party but the Borrower is not, a Subsidiary (other than a Project Finance Subsidiary) shall be the surviving entity and (C) with respect to any Transfer of all or substantially all of its assets by the Borrower or a Subsidiary, the Borrower or another Subsidiary (other than a Project Finance Subsidiary) shall be the transferee or lessee of such assets (except to the extent permitted by clauses (i) and (ii) of this Section 7.2.

7.3. Line of Business. The Borrower will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Borrower and its Subsidiaries taken as a whole, would then be engaged would be substantially changed from the transmission and distribution of electric power and the provision of ancillary services.

7.4. Terrorism Sanctions Regulations. The Borrower will not and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Fixed Rate Notes) with any Person if such investment, dealing or transaction (i) would cause any holder to be in violation of any applicable United States (federal or state) anti-terrorism law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (c) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

7.5. Liens. The Borrower will not, nor will it cause or permit any Subsidiary to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to the Collateral or any other property of the Borrower or such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, or on any other asset now owned or hereafter acquired by the Borrower or such Subsidiary, except (each, a “Permitted Lien”):

(a) solely in the case of the Note Parties, Liens created or permitted by the Financing Documents on the assets of the Note Parties; and

(b) (i) solely in the case of a Project Finance Subsidiary, Liens on assets owned by that Project Finance Subsidiary, (ii) Liens on the Capital Stock in that Project Finance Subsidiary, in each case to secure its Non-Recourse Debt and (iii) Liens in respect of Guaranties permitted under Section 7.6(c)(iii);

(c) Liens created or permitted pursuant to the terms of the Security Documents, including Cash Collateral (as defined in the Collateral Agency Agreement);

(d) Liens for Taxes which are not yet due and payable or the payment of which is not at the time required by Section 6.6;

(e) any attachment or judgment Lien, unless such attachment or judgment Lien constitutes an Event of Default under Section 8.1(l) hereof;

(f) Liens of a lessor of equipment to the Borrower or any Subsidiary on such lessor’s leased equipment (but excluding equipment leased pursuant to a Capital Lease), including any of the foregoing which is evidenced by a protective UCC filing;

(g) Mechanics’, warehousemen’s, carriers’, workers’, repairers’, landlords’, and other similar liens arising or incurred in the ordinary course of business and (i) which do not in the aggregate materially detract from the value of property or assets subject to such Liens or materially impair the continued use thereof in the operation of the business or (ii) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Liens, or other Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, trade contracts, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

(h) zoning, entitlement, restriction, and other land use and environmental regulations by Governmental Authorities and encroachments, easements, rights of way, covenants, restrictions or agreements which do not materially interfere with the continued use of any asset as currently used in the conduct of the business;

(i) any encumbrances set forth in any franchise or governing ordinance under which any portion of the business is conducted which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(j) all rights of condemnation, eminent domain, or other similar right of any Person;

(k) any interest of title of a lessor under leases; and

(l) Liens securing Permitted Secured Indebtedness on a pari passu basis with the Obligations in accordance with the terms of the Collateral Agency Agreement.

Notwithstanding the foregoing, the Borrower shall not, and shall not permit any Subsidiary to, grant any Liens securing Indebtedness for borrowed money (other than Non-Recourse Debt incurred by a Project Finance Subsidiary) unless such Indebtedness for borrowed money is secured by Liens securing Permitted Secured Indebtedness on a pari passu basis with the Obligations in accordance with the terms of the Collateral Agency Agreement.

7.6. Indebtedness. The Borrower will not, and will not cause or permit any Subsidiary or SU to incur any Indebtedness, and will use commercially reasonable efforts not to permit any Qualified Lessee or Subsidiaries of Specified Qualified Lessees to incur Indebtedness for borrowed money, in each case except the following Indebtedness, which may be incurred subject to the requirements of the last paragraph of this section:

(a) Indebtedness evidenced by the Financing Documents;

(b) Indebtedness of the Borrower (i) that is not related to, and does not support, Non-Recourse Debt of a Project Finance Subsidiary and (ii) if incurred, would not result in a breach of Section 6.11; provided that if the Indebtedness is proposed to be secured by any of the Collateral, then at least five Business Days (or such shorter period reasonably agreed by the Required Fixed Rate Note Holders) prior to the incurrence of such Indebtedness, the Borrower shall (x) notify the Fixed Rate Note Holders of its intent to incur such Indebtedness, which notice shall set forth in reasonable detail (A) the amount and proposed economic terms of such Indebtedness, (B) by type of lender or purchaser and (C) the proposed collateral for such Indebtedness (which proposed collateral may include any or all of the Collateral) and (y) deliver to the Collateral Agent and the other Secured Parties an executed joinder agreement substantially in the form of Exhibit A to the Collateral Agency Agreement pursuant to which all the proposed holders of such Indebtedness have become party to the Collateral Agency Agreement;

(c) (i) Non-Recourse Debt incurred by a Project Finance Subsidiary of the Borrower (including Non-Recourse Debt incurred by such Project Finance Subsidiary prior to being acquired by the Borrower or a Subsidiary) to fund a New Project, (ii) any Indebtedness in the form of a pledge of Capital Stock in a Project Finance Subsidiary as security for Non-Recourse Debt of such Project Finance Subsidiary and (iii) Indebtedness in the form of Guaranties by the Borrower or any Subsidiary of Indebtedness of any Project Finance Subsidiary, the aggregate amount of which Guaranties shall not exceed $25,000,000 outstanding at any given time;

(d) Indebtedness of any such Qualified Lessee (i) in an aggregate principal amount for such Qualified Lessee of up to the greater of (A) $5,000,000 and (B) an amount equal to 1% of the sum of, without duplication, (x) the total amount of the Consolidated Net Plant of such Qualified Lessee, plus (y) the total amount of the Consolidated Net Plant of any guarantor(s) of such Qualified Lessee’s obligations under the applicable Leases, plus (z) the total amount of Leased Consolidated Net Plant, in each case on a senior secured basis and (ii) in an aggregate principal amount for such Qualified Lessee of up to the greater of (A) $10,000,000 and (B) an amount equal to 1.5% of the sum of, without duplication, (x) the total amount of the Consolidated Net Plant of such Qualified Lessee, plus (y) the total amount of the Consolidated Net Plant of any guarantor(s) of such Qualified Lessee’s obligations under the applicable Leases, plus (z) the total amount of Leased Consolidated Net Plant, in each case on an unsecured subordinated basis on terms substantially similar to the terms set forth on Exhibit D, to the extent allowed under the Leases to which such Qualified Lessee is a party as a lessee or tenant thereunder; provided, that for purposes of this clause (d), all Consolidated Qualified Lessees will be treated as one Qualified Lessee;

(e) Indebtedness of the Borrower to any of its Subsidiaries, which by its terms is expressly subordinated to the Obligations, and Indebtedness of any Subsidiary to the Borrower or any other Subsidiary of the Borrower not to exceed $5,000,000 at any one time outstanding and in each case to have a maturity date of less than one year;

(f) any Qualified Lessee Affiliate Loan and other Indebtedness of Qualified Lessees otherwise acceptable to the Required Fixed Rate Note Holders; and

(g) Indebtedness of Subsidiaries of Specified Qualified Lessees incurred in an aggregate principal amount for each such Specified Qualified Lessee of up to the product of (x) such Specified Qualified Lessee’s Consolidated Net Plant (derived from its most recently prepared consolidated balance sheet, prepared in accordance with GAAP but adjusted to reverse the effects of failed sale-leaseback accounting in a manner reasonably determined by such Specified Qualified Lessee in good faith) multiplied by (y) the lesser of (A) the sum of such Specified Qualified Lessee’s then-current PUCT-regulated debt-to-equity ratio (expressed as a percentage) and 5% or (B) 65%; provided that such Indebtedness must be Non-Recourse Debt to such Specified Qualified Lessee.

Indebtedness of the Borrower or any of its Subsidiaries may be incurred under this Section 7.6 only if no Default or Event of Default is, or as a result of such incurrence would be, existing.

7.7. Loans, Advances, Investments and Contingent Liabilities. The Borrower will not make or permit to remain outstanding any loan or advance to, or extend credit other than credit extended in the ordinary course of business to any Person, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person (collectively, “Investments”), or commit to do any of the foregoing, except (a) Permitted Investments, (b) ownership, purchase and acquisition of equity interests in and capital contributions to Project Finance Subsidiaries of the Borrower and Wholly-Owned Subsidiaries, (c) loans, advances and extensions of credit (i) to Subsidiary Guarantors and other Wholly-Owned Subsidiaries (other than Project Finance Subsidiaries) not required to provide a Guaranty pursuant to Section 6.9(d) and (ii) to Project Finance Subsidiaries in the form of Guaranties by the Borrower or any Subsidiary of Indebtedness of any Project Finance Subsidiary, the aggregate amount of which Guaranties shall not exceed $25,000,000 outstanding at any given time, (d) any Qualified Lessee Affiliate Loan or (e) Investments made in connection with the Cross Valley Project and the Golden Spread Project prior to the Cross Valley Project Transfer and the Golden Spread Project Transfer and (f) the ROFO Transfers.

7.8. No Subsidiaries. The Borrower shall have no subsidiaries other than Project Finance Subsidiaries and Wholly-Owned Subsidiaries.

7.9. Restricted Payments. The Borrower will not, directly or indirectly, make or declare any Distribution unless there does not exist and, after giving effect to the proposed Distribution, there will not exist, a Default or an Event of Default. The Borrower shall deliver to the Fixed Rate Note Holders and the Collateral Agent before a Distribution is made a certificate of a Responsible Officer of the Borrower stating that the foregoing condition has been satisfied and, if requested, providing supporting data and calculations.

7.10. Sale of Assets, Etc. The Borrower will not, nor will it cause or permit any Subsidiary, to Transfer, or agree or otherwise commit to Transfer, any of its assets with a fair market value of greater than $15,000,000, in the aggregate during the term of this Agreement (“Asset Sale”) except:

(a) the Borrower or a Subsidiary shall lease the System or other transmission and distribution assets and related assets pursuant to a Lease to which the Borrower or a Subsidiary thereof is a party;

(b) (i) each Project Finance Subsidiary of the Borrower may Transfer its assets to the Borrower or its Wholly-Owned Subsidiaries in accordance with Section 6.9(b); and (ii) the Borrower may Transfer, or suffer the Transfer of, its ownership interests in a Project Finance Subsidiary and such Project Finance Subsidiary may Transfer, or suffer the Transfer of its assets, in each case in connection with and pursuant to the exercise of remedies under the documentation governing Non-Recourse Debt incurred by such Project Finance Subsidiary;

(c) Asset Sales (i) among the Borrower and the Subsidiary Guarantors (or a subset thereof), (ii) among Subsidiaries that are not Subsidiary Guarantors and (iii) from Subsidiaries to the Borrower or a Subsidiary Guarantor;

(d) in connection with an acquisition that is not prohibited under this Agreement, (i) Asset Sales of operating assets and related assets to a Qualified Lessee and (ii) Asset Sales of property acquired after the date of this Agreement that are not electric transmission or distribution assets, in each case (x) which are, in the aggregate, not material in relation to the assets acquired and (y) upon fair and reasonable terms no less favorable to such Person than would be obtained in a comparable arms-length transaction with a Person not an Affiliate;

(e) Permitted Liens;

(f) Investments permitted by Section 7.7, transactions permitted by Section 7.2 and Distributions permitted by Section 7.9;

(g) Asset Sales made in connection with the Cross Valley Project Transfer and the Golden Spread Project Transfer;

(h) Asset Sales consisting of goods and inventory from the Borrower or any Subsidiary to a Qualified Lessee at cost or on such other terms as may be approved by a majority of the board of directors (or comparable governing body) of the General Partner or an Affiliate thereof who are “independent” (as such term is defined pursuant to the rules of the primary exchange on which the Capital Stock of the General Partner or such Affiliate is listed for trading), or a majority of the “independent” members of a committee of any such board of directors (or comparable governing body);

(i) ROFO Transfers; and

(j) Asset Sales of assets that are obsolete or no longer used or useful in such Person’s business.

7.11. Sale or Discount of Receivables. The Borrower will not nor will it cause or permit any Subsidiary to sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable.

7.12. Amendments to Organizational Documents. The Borrower will not, nor will it cause or permit any of its Subsidiaries to, and shall use commercially reasonable efforts not to permit any Qualified Lessee or any of its Subsidiaries to, amend, supplement, terminate, replace or waive any provision of its operating agreement or other organization documents after the date of this Agreement after December 10, 2014. Notwithstanding this Section 7.12, the Borrower, its Subsidiaries, any Qualified Lessee and its Subsidiaries may, without the consent of the Fixed Rate Note Holders, amend their respective operating agreement or similar organizational documents as may be required to facilitate or implement any of the following:

(a) to reflect (i) the contribution of any new capital or additional capital by new or existing members or partners of such Person, (ii) the addition of new members or partners of such Person, or (iii) any adjustment, termination, reduction or redemption of equity interests of its members, partners or other holders of equity interests or the issuance of additional equity interests in such Person; provided, that after giving effect to any such changes, no Event of Default would exist under Sections 7.8, or 8.1(n);

(b) to reflect a change that does not adversely affect the Fixed Rate Note Holders in any material respect, or to cure any ambiguity, or correct or supplement any provision, not inconsistent with law or with the provisions of this Agreement;

(c) to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

(d) to take actions to avoid any material adverse consequences to such Person as a result of any change in law or interpretation of law applicable to Persons subject to regulation by the PUCT and FERC; and

(e) to effect the dissolution, liquidation, merger or consolidation of any Person that is not otherwise prohibited under this Agreement.

The Borrower will provide prompt notice to the Fixed Rate Note Holders upon taking any such action under the foregoing sentence of this Section 7.12.

7.13. Sale and Lease-Back. Except for the System Leases, the CREZ Lease and any other Lease, the Borrower will not, nor will it cause or permit any Subsidiary to, enter into any arrangement providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be Transferred by the Borrower or such Subsidiary to a lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or rental obligations of the Borrower or any Subsidiary.

7.14. ERISA Compliance.

(a) The Borrower will not as of the last day of any calendar year permit any Plan to be “at risk” within the meaning of Section 303 of ERISA to the extent such action could reasonably be expected to result in a Material Adverse Effect. The Borrower and its ERISA Affiliates will not incur withdrawal liabilities (and will not become subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(b) For the purposes of clause (a) above, all assumptions and methods used to determine the actuarial valuation of vested and unvested employee benefits under any Plan at any time maintained by the Borrower and the present value of assets of any such Plan shall be reasonably consistent with those determinations made for purposes of Section 5.13 of the 2010 NPA.

(c) The Borrower will not, nor, as applicable, will any Plan at any time maintained by the Borrower:

(i) engage in any action that could reasonably be expected to cause the execution and delivery of this Agreement and the issuance and sale of the Fixed Rate Notes to result in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code);

(ii) fail to meet the minimum funding standards of Section 302 of ERISA or Sections 412 and 430 of the Code, or seek or obtain a waiver thereof or fail to make any required contribution to a Multiemployer Plan; or

(iii) terminate any such Plan in a manner which could result in the imposition of a Lien on the Property of the Borrower pursuant to Section 4068 of ERISA that could reasonably be expected to result in a Material Adverse Effect.

7.15. No Margin Stock. Anything herein contained to the contrary notwithstanding, the Borrower will not, nor will it permit any Subsidiary to, make or authorize any investment in, or otherwise purchase or carry, any margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States) that violates the provisions, or for any purpose that violates the provisions, of Regulation U of the Board of Governors of the Federal Reserve System of the United States.

7.16. Project Documents.

(a) The Borrower will not, and will not permit any Subsidiary to, amend, modify, supplement, replace, renew, extend, terminate or waive any provision of any Lease to which the Borrower or such Subsidiary is party, or consent to any amendment, modification, supplement, replacement, renewal, extension, termination or waiver of any such Lease except (i) to the extent the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) if the Borrower reasonably believes, after giving effect thereto, the Borrower will generate sufficient revenue and hold sufficient assets to satisfy the requirements of Section 6.11.

(b) The Borrower shall use commercially reasonable efforts to ensure that no Specified Qualified Lessee enters into any lease of transmission or distribution facilities other than (i) the Leases (including maintaining or entering into new Leases or replacement Leases and amending or modifying Leases to the extent not prohibited under this Agreement) and (ii) any other leases consented to by the Fixed Rate Note Holders.

7.17. Regulation.

(a) The Borrower shall not be or become, and shall use commercially reasonable efforts not to permit any Specified Qualified Lessee to be or become, subject to FERC jurisdiction as a public utility under the FPA; provided, however, that the Borrower shall not be in default of the forgoing negative covenant if the Borrower or any Specified Qualified Lessee becomes subject to FERC jurisdiction under the FPA solely as a result of a change to the FPA or in FERC’s interpretation thereof or regulations thereunder, if the Borrower or such Specified Qualified Lessee takes all necessary actions to comply with applicable FERC requirements and the operation of the System is uninterrupted; and

(b) The Borrower shall not, and shall use commercially reasonable efforts to cause any Specified Qualified Lessee not to violate in any material respect any regulation or order of the PUCT applicable to it.

(c) None of the Borrower nor any Specified Qualified Lessee shall own, operate or control any electrical generating, transmitting or distribution facility, nor effect or control any sale of electricity, outside of the ERCOT balancing area authority except (i) as permitted by FERC, as set forth in its declaratory order issued in Docket no. EL07-93-000 or (ii) interconnected transmission or distribution assets or systems located substantially in the State of Texas or deriving a majority of their revenue from customers within the State of Texas.

7.18. Swaps. The Borrower will not, nor will it permit any Subsidiary to, enter into any Swap Contracts, except that the Borrower and its Project Finance Subsidiaries may enter into Swap Contracts solely to hedge interest rate risk and not for speculative purposes.

7.19. Additional Financial Covenants. If the Borrower shall at any time enter into one or more agreements pursuant to which Indebtedness in an aggregate principal amount greater than $25,000,000 shall be outstanding and such agreement contains one or more financial covenants which are more restrictive on the Borrower and its Subsidiaries than the financial covenants contained in Section 6.11 of this Agreement, then such more restrictive financial covenants and any related definitions (the “Additional Financial Covenants”) shall automatically be deemed to be incorporated into Section 6.11 of this Agreement by reference from the time such other agreement becomes binding upon the Borrower until such time as such other Indebtedness is repaid in full and all commitments related thereto are terminated; provided, that if at the time of any such repayment or the termination of any such commitment a Default or Event of Default shall exist under this Agreement, then such Additional Financial Covenants shall continue in full force and effect under this Agreement so long as such Default or Event of Default continues to exist. So long as such Additional Financial Covenants shall be in effect, no modification or waiver of such Additional Financial Covenants shall be effective unless the Required Fixed Rate Note Holders shall have consented thereto pursuant to Section 10.1 hereof. Promptly but in no event more than 5 Business Days following the execution of any agreement providing for Additional Financial Covenants, the Borrower shall furnish each Fixed Rate Note Holder with a copy of such agreement. Upon written request of the Required Fixed Rate Note Holders, the Borrower will enter into an amendment to this Agreement pursuant to which this Agreement will be formally amended to incorporate the Additional Financial Covenants on the terms set forth herein.

7.20. Burdensome Agreements. The Borrower will not enter into or permit any Subsidiary Guarantor or Subsidiary of a Subsidiary Guarantor to enter into any Contractual Obligation that limits the right (a) of such Subsidiary to make Distributions to the Borrower or any Subsidiary Guarantor or to otherwise transfer property to the Borrower or any Subsidiary Guarantor, (b) of any Subsidiary of the Borrower to guarantee the Indebtedness of the Borrower or (c) of the Borrower or any Subsidiary Guarantor to create, incur, assume or suffer to exist Liens on property of such Person, in each case except for (i) restrictions arising under any Requirement of Law, (ii) customary restrictions and conditions contained in any agreement relating to the sale or other disposition of assets not prohibited under this Agreement pending the consummation of such sale or other disposition, (iii) this Agreement, the other Note Documents, Permitted Liens (other than Liens permitted under Section 7.5(k)), and any document or instrument evidencing or granting any such Permitted Liens; (iv) any Contractual Obligation relating to Indebtedness permitted pursuant to Section 7.6 (including Liens permitted pursuant to Section 7.5) to the extent, in the good faith judgment of the Borrower, such limitations and requirements described in clauses (a), (b) or (c) above (x) are on customary market terms for Indebtedness of such type at the time entered into, so long as the Borrower has determined in good faith that such restrictions would not reasonably be expected to impair in any material respect the ability of the Note Parties to meet their ongoing payment obligations under the Note Documents, or (y) are not materially more restrictive, taken as a whole with respect to the Borrower and the Subsidiaries than the restrictions in the Note Documents, (v) with respect to clause (c), any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.6(c) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, (vi) non-assignment provisions in franchise agreements, licenses, easements, leases, indemnities or other agreements and (vii) restrictions on any property or any Person contained in any asset or stock sale agreement or other similar agreements entered into with respect to such property or Person to the extent (x) the sale or other disposition of such property or Person is not prohibited by this Agreement and (y) such restrictions relate only to the property or Person to be sold or otherwise disposed of.

ARTICLE 8.

EVENTS OF DEFAULT; REMEDIES

8.1. Events of Default. An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Borrower defaults in the payment of any principal or Make-Whole Amount, if any, on any Fixed Rate Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Borrower defaults in the payment of any interest on any Fixed Rate Note, fees or other amounts for more than five days after the same becomes due and payable; or

(c) the Borrower defaults in the performance of or compliance with any term contained in Section 6.1(d), Section 6.11 or Section 7; or

(d) the Borrower defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 8.1(a), (b) and (c)) or in any other Note Document (other than those referred to in another paragraph of this Section 8) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Borrower receiving written notice of such default from the Collateral Agent or Fixed Rate Note Holder (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 8.1(d)); or

(e) any representation or warranty made in writing by or on behalf of the Borrower or by any officer of the Borrower in this Agreement or any other Note Document or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f) with respect to any Lease to which the Borrower or a Subsidiary thereof is a party (other than Leases pursuant to which the Borrower recognized revenue, in the aggregate, that constituted 10% or less of the total consolidated revenue of the Borrower and its Subsidiaries (other than Project Finance Subsidiaries) as set forth on the face of the consolidated statements of operations for the four consecutive fiscal quarter period that ended on the date of the financial statements most recently delivered pursuant to Section 6.1), (i) any such Lease is declared to be null and void or is otherwise unenforceable, or any party thereto claims that any such agreement is unenforceable (unless, within 90 days after such declaration or claim, replaced by a Lease that complies with the provisions of Section 7.16), (ii) one or more payment defaults in an amount in excess of $10,000,000 in the aggregate occurs across all such Leases, after giving effect to any cure periods specified therefor or (iii) any default or event of default (other than those referred to in clause (i) or (ii) of this Section 8.1(f)) occurs under any such Lease that could reasonably be expected to have a Material Adverse Effect and such failure continues for more than 90 days; or

(g) (i) the Certificate of Conveniences and Necessity (#30192, #30026, #30114 and #30191) issued or transferred by the PUCT to SU is terminated without being timely replaced, revoked or otherwise is not in effect; or (ii) except as could not reasonably be expected to result in a Material Adverse Effect, any other Required Permit is terminated without being timely replaced (if the terminated Permit continues to be a Required Permit), revoked or otherwise is not in effect; provided, however, that the termination without immediate renewal of any franchise agreement pursuant to which the Qualified Lessee operating the applicable portion of the System is authorized to operate the System and collect fees for services shall not constitute an Event of Default if the parties to the franchise agreement continue to perform in accordance with the terms of such agreement notwithstanding the termination; or

(h) any Security Document or any other security document entered into pursuant to Section 6.9 ceases to give the Collateral Agent perfected first priority Liens (subject to Permitted Liens) purported to be created thereby in a material portion of the Collateral, taken as a whole, for any reason other than as expressly permitted hereunder or thereunder (including by amendment, waiver and/or consent granted in accordance with the terms hereunder or thereunder) or satisfaction in full of the Obligations; or any Note Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including by amendment, waiver and/or consent granted in accordance with the terms hereunder or thereunder) or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Note Party contests in any manner the validity or enforceability of any Note Document; or any Note Party denies that it has any further liability or obligation under any Note Document or purports to revoke, terminate or rescind any Note Document, other than, for each of the foregoing, as expressly permitted hereunder or thereunder (including by amendment, waiver and/or consent granted in accordance with the terms hereunder or thereunder) or satisfaction in full of the Obligations; or

(i) without limiting clause (h), (i) the Borrower or any Specified Qualified Lessee is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least, in the case of the Borrower or SU, $10,000,000 or, in the case of any other Specified Qualified Lessee, $2,000,000, in each case beyond any period of grace provided with respect thereto, or (ii) the Borrower or any Specified Qualified Lessee is in default in the performance of or compliance with any term of any evidence of any Indebtedness (including any mortgage, indenture or other agreement relating thereto), which Indebtedness, in the case of the Borrower or SU, is in an aggregate outstanding principal amount of at least $10,000,000 (for each such Person individually) or, in the case of any other Specified Qualified Lessee, is an amount that could reasonably be expected to result in a Material Adverse Effect, and as a consequence of such default or condition one or more Persons are entitled to declare such Indebtedness to be due and payable before its stated maturity or before its regularly scheduled dates of payment, (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), Indebtedness of the Borrower or SU in an aggregate outstanding principal amount of at least $10,000,000 (for each such Person individually) has become or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iv) a default or an event of default occurs under the 2009 NPA, the 2010 NPA or the RBC Agreement, and such failure continues for more than any cure period specified therefor and has not otherwise been waived; or

(j) the Borrower or SU or, to the extent the same could reasonably be expected to result in a Material Adverse Effect, any other Qualified Lessee (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it or, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(k) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Borrower, any Subsidiary, SU or, to the extent the same could reasonably be expected to result in a Material Adverse Effect, any other Qualified Lessee, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any such Person or any such petition shall be filed against any such Person and such petition shall not be dismissed within 60 days; or

(l) a final judgment or judgments for the payment of money is rendered against the Borrower or a Qualified Lessee, in the case of the Borrower or SU, aggregating in excess of $10,000,000 or $2,000,000, respectively, or, in the case of any other Qualified Lessee, to the extent the same could reasonably be expected to result in a Material Adverse Effect, other than, in each case, judgments payable by the Borrower or such Qualified Lessee, rendered in connection with the condemnations in favor thereof, and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(m) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Borrower or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) any Plan shall be “at-risk” within the meaning of Section 303 of ERISA as of the last day of any calendar year, (iv) the Borrower or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Borrower or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Borrower establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Borrower thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(n) Hunt Family Members cease to Control SU, or any Person other than a Qualified Lessee shall be the lessee under any lease with respect to the System; or

(o) (i) the Operating Partnership shall cease to own or control, directly or indirectly, 90% of the outstanding equity interest of the Borrower; or (ii) Hunt Family Members cease to own and control, directly or indirectly, at least 5% of the outstanding equity interests of the Operating Partnership, unless in the case of clause (ii), (x) the General Partner has become a publicly held company, or (y) the Borrower has total assets on its balance sheet valued at $1,000,000,000 or greater.

As used in Section 8.1(m), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

8.2. Acceleration.

(a) If an Event of Default with respect to the Borrower described in Section 8.1(j) or (k) (other than an Event of Default described in clause (i) of Section 8.1(j) or described in clause (vi) of Section 8.1(j) by virtue of the fact that such clause encompasses clause (i) of Section 8.1(j)) has occurred, all the Fixed Rate Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Fixed Rate Note Holders may at any time at its or their option, by notice or notices to the Borrower, declare all the Fixed Rate Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 8.1(a) or (b) has occurred and is continuing, the Fixed Rate Note Holders affected by such Event of Default may at any time, at their option, by notice or notices to the Borrower, declare all the Fixed Rate Notes held by them to be immediately due and payable.

Upon any Fixed Rate Notes becoming due and payable under this Section 8.2, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Fixed Rate Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the fullest extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Borrower acknowledges, and the parties hereto agree, that each Fixed Rate Note Holder has the right to maintain its investment in the Fixed Rate Notes free from repayment by the Borrower (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Borrower in the event that the Fixed Rate Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

8.3. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Fixed Rate Notes have become or have been declared immediately due and payable under Section 8.2, the Required Fixed Rate Note Holders may proceed to protect and enforce their rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Fixed Rate Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

8.4. Rescission. At any time after any Fixed Rate Notes have been declared due and payable pursuant to Section 8.2(b) or (c), the Fixed Rate Note Holders, by written notice to the Borrower, may rescind and annul any such declaration and its consequences if (a) the Borrower has paid all overdue interest on the Fixed Rate Notes, all principal of and Make-Whole Amount, if any, on any Fixed Rate Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Fixed Rate Notes, at the Default Rate, (b) neither the Borrower nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 10.1, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Fixed Rate Notes. No rescission and annulment under this Section 8.4 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

8.5. No Waivers or Election of Remedies, Expense, Etc. At any time after any Fixed Rate Notes have been declared due and payable pursuant to Section 8.2(b) or (c), the Fixed Rate Note Holders, by written notice to the Borrower, may rescind and annul any such declaration and its consequences if (a) the Borrower has paid all overdue interest on the Fixed Rate Notes and all principal of on any Fixed Rate Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and (to the extent permitted by applicable law) any overdue interest in respect of the Fixed Rate Notes, at the Default Rate, (b) neither the Borrower nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured.

ARTICLE 9.

[RESERVED]

ARTICLE 10.

MISCELLANEOUS

10.1. Amendments. (a) Neither this Agreement or any other Note Document, nor any terms hereof or thereof, may be amended or modified except in accordance with the provisions of this Section 10.1. (1) The Required Fixed Rate Note Holders may waive, on such terms and conditions as the Required Fixed Rate Note Holders may specify in such instrument, any of the requirements of this Agreement or the other Note Documents or any Default or Event of Default and its consequences, and (2) the Required Fixed Rate Note Holders and the Borrower may enter into written amendments, supplements or modifications hereto and to the other Note Documents to which they are parties for the purpose of adding any provisions to this Agreement or such other Note Documents or changing in any manner the rights of the Fixed Rate Note Holders or of the Borrower hereunder or thereunder; provided, however, for purposes of the foregoing clauses (a)and (b), that no such waiver and no such amendment, supplement or modification shall:

(A) Forgive the principal amount or extend the final scheduled date of maturity of the Fixed Rate Notes, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Fixed Rate Note Holders)) or extend the scheduled date of any payment thereof, in each case without the written consent of each Fixed Rate Note Holder directly affected thereby;

(B) eliminate or reduce the voting rights of any Fixed Rate Note Holder under this Section 10.1 without the written consent of such Fixed Rate Note Holder;

(C) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Note Documents;

(D) amend, modify or waive any provision of Section 2.9 in a way that changes the pro rata sharing of payments among the Fixed Rate Note Holders without the written consent of all Fixed Rate Note Holders;

(E) reduce the percentage specified in the definition of Required Fixed Rate Note Holders without the written consent of all Fixed Rate Note Holders; or

10.2. Addresses. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received during the recipient’s normal business hours, addressed, if to any Fixed Rate Note Holder, to such Person at the address specified for such communications in Schedule A, of, if to the Borrower, as follows, or, in each case, to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Sharyland Distribution & Transmission Services, L.L.C.
Address: 1807 Ross Avenue, 4th Floor Dallas, TX 75201-2300
Attention: Brant Meleski
e-mail: bmeleski@huntutility.com
Telecopy: (212) 449-7938
Telephone: (212) 449-7148
Cc: Greg Imhoff

provided that any notice, request or demand to or upon the Fixed Rate Note Holders shall not be effective until received during its normal business hours.

Notices and other communications to the Fixed Rate Note Holders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Fixed Rate Note Holders. Any Fixed Rate Note Holder or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3. No Waiver; Cumulative Remedies.

(a) No failure or delay of any Fixed Rate Note Holder in exercising any right or power hereunder or under any other Note Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce any such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

(b) The rights and remedies of the Fixed Rate Note Holders hereunder and under the other Note Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.

10.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Note Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement.

10.5. Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Fixed Rate Note Holders for all reasonable costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Note Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one counsel and one regulatory counsel on behalf of the Fixed Rate Note Holders, filing and recording fees and expenses, and the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, with statements with respect to the foregoing to be submitted to the Borrower from time to time thereafter, (b) to pay or reimburse each Fixed Rate Note Holder for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Note Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Fixed Rate Note Holder, (c) to pay, indemnify, and hold each Fixed Rate Note Holder harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Note Documents and any such other documents, and (d) to pay, indemnify, and hold each Fixed Rate Note Holder and its officers, directors, employees, affiliates, agents, advisors and controlling Persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Note Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Fixed Rate Notes, the Equity Letter of Credit, any of the transactions contemplated by the Note Documents or the non-compliance by any party with the provisions thereof or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower and the reasonable fees and expenses of legal counsel in connection with claims (including Environmental Claims), actions or proceedings by any Indemnitee against the Borrower under any Note Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert, and hereby waives, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that it might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than ten (10) days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Kristin Boyd, at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Fixed Rate Note Holders. The agreements in this Section 10.5 shall survive repayment of the Fixed Rate Notes and all other amounts payable hereunder.

10.6. Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Fixed Rate Note Holder (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Fixed Rate Note Holder may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.

(b) (i) Any Fixed Rate Note Holder may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Fixed Rate Note); provided that the General Partner and Operating Partnership shall have a ‘right of first offer’ with respect to all assignments of the Fixed Rate Note.

(c) For any assignment, the assigning Fixed Rate Note Holder shall, promptly after the effectiveness of any such assignment, notify the Borrower thereof; provided that the assignment shall be effective regardless of whether such notice is provided.

(d) By its acquisition of any part of the Fixed Rate Notes, an Affiliated Fixed Rate Note Holder shall be deemed to have acknowledged and agreed that (i) it shall not have any right to make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Fixed Rate Note Holder, against any other Fixed Rate Note Holder with respect to any duties or obligations or alleged duties or obligations of any such Fixed Rate Note Holder under the Note Documents, (ii) the Fixed Rate Notes held by an Affiliated Fixed Rate Note Holder shall be disregarded in both the numerator and denominator in the calculation of any Fixed Rate Note Holder vote and (iii) the aggregate principal amount of Fixed Rate Notes held at any one time by Affiliated Fixed Rate Note Holder may not exceed 30% of the principal amount of the Fixed Rate Notes outstanding at such time under this Agreement.

10.7. Representations and Warranties of the Fixed Rate Note Holder; Registration and Exchange of Fixed Rate Notes.

(a) Each Fixed Rate Note Holder severally represents that it is an “Accredited Investor” as defined in Rule 501 of Regulation D under the Securities Act. Each Fixed Rate Note Holder severally represents that it is purchasing the Fixed Rate Notes for its own account or for one or more separate accounts maintained by such Fixed Rate Note Holder or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Fixed Rate Note Holder’s property shall at all times be within such Fixed Rate Note Holder’s control. Each Fixed Rate Note Holder understands that the Fixed Rate Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Borrower is not required to register the Fixed Rate Notes.

(b) The Borrower shall keep at its principal executive office a register for the registration and registration of transfers of Fixed Rate Notes. The name and address of each Fixed Rate Note Holder of one or more Fixed Rate Notes, each transfer thereof and the name and address of each transferee of one or more Fixed Rate Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Fixed Rate Notes shall be registered shall be deemed and treated as the owner and Fixed Rate Note Holder thereof for all purposes hereof, and the Borrower shall not be affected by any notice or knowledge to the contrary. In addition to and not in limitation of any representations contained herein, each Fixed Rate Note Holder acknowledges and agrees that the Fixed Rate Notes have not been registered under the Securities Act and may not be transferred except pursuant to registration or an exemption therefrom and in compliance with Section 10.6 hereof.

(c) Subject to compliance with Section 10.6, upon surrender of any Fixed Rate Note to the Borrower at the address and to the attention of the designated officer (all as specified in Section 10.2) for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered Fixed Rate Note Holder of such Fixed Rate Note or such Fixed Rate Note Holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Fixed Rate Note or part thereof), within ten Business Days thereafter, the Borrower shall execute and deliver, at the Borrower’s expense (except as provided below), one or more new Fixed Rate Notes (as requested by the Fixed Rate Note Holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Fixed Rate Note. Each such new Fixed Rate Note shall be payable to such Person as such Fixed Rate Note Holder may request and shall be substantially in the form of Exhibit A. Each such new Fixed Rate Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Fixed Rate Note or dated the date of the surrendered Fixed Rate Note if no interest shall have been paid thereon. The Borrower may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Fixed Rate Notes. Any transferee, by its acceptance of a Fixed Rate Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 10.7(a).

10.8. Adjustments; Set-off.

(a) Except to the extent that this Agreement, any other Note Document or a court order expressly provides for payments to be allocated to a particular Fixed Rate Note Holder or to the Fixed Rate Note Holders, if any Fixed Rate Note Holder (a “Benefited Fixed Rate Note Holder”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(k), or otherwise), in a greater proportion than any such payment to or collateral received by any other Fixed Rate Note Holder, if any, in respect of the Obligations owing to such other Fixed Rate Note Holder, such Benefited Fixed Rate Note Holder shall purchase for cash from the other Fixed Rate Note Holders a participating interest in such portion of the Obligations owing to each such other Fixed Rate Note Holder, or shall provide such other Fixed Rate Note Holders with the benefits of any such collateral, as shall be necessary to cause such Benefited Fixed Rate Note Holder to share the excess payment or benefits of such collateral ratably with each of the Fixed Rate Note Holders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Fixed Rate Note Holder, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Fixed Rate Note Holders provided by law, each Fixed Rate Note Holder shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by set-off or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Fixed Rate Note Holder, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower. Each Fixed Rate Note Holder agrees promptly to notify the Borrower after any such application made by such Fixed Rate Note Holder, provided that the failure to give such notice shall not affect the validity of such application.

10.9. Entire Agreement. This Agreement, together with other agreements attached hereto or referred to herein and the other Note Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Note Documents.

10.10. APPLICABLE LAW. THIS AGREEMENT AND ANY CLAIM OR CONTROVERSY ARISING HEREUNDER OR RELATED HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

10.11. Submission To Jurisdiction; Waivers.

(a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by law, in such federal court. The Borrower further irrevocably consents to the service of process in any action or proceeding in such courts in any manner permitted by Requirements of Law. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. The Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

10.12. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

10.13. Interpretation. The section headings in this Agreement are for the convenience of reference only and shall not affect the meaning or construction of any provision hereof.

10.14. Acknowledgements. The Borrower hereby acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Note Documents.

10.15. Limitation on Liability. NO CLAIM SHALL BE MADE BY ANY PARTY HERETO, OR ANY OF SUCH PARTY’S AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS AGAINST ANY OTHER PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT, DUTY IMPOSED BY LAW OR OTHERWISE), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER NOTE DOCUMENTS OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH PARTY HEREBY WAIVES, RELEASES AND

AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

10.16. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER NOTE DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.

10.17. Confidentiality. Each Fixed Rate Note Holder agrees to keep confidential all non-public information provided to it by the Borrower or any Fixed Rate Note Holder pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent any Fixed Rate Note Holder from disclosing any such information (a) to any other Fixed Rate Note Holder or any affiliate thereof, (b) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (c) upon the request or demand of any Governmental Authority, (d) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirements of Law, (e) if requested or required to do so in connection with any litigation or similar proceeding, (f) that has been publicly disclosed, (g) to the National Association of Insurance Commissioners or the SVO, or, in each case, any similar organization or any nationally recognized rating agency that requires access to information about a Fixed Rate Note Holder’s investment portfolio in connection with ratings issued with respect to such Fixed Rate Note Holder, (h) in connection with the exercise of any remedy hereunder or under any other Note Document, or (i) if agreed by the Borrower in its sole discretion, to any other Person.

Each Fixed Rate Note Holder acknowledges that information furnished to it pursuant to this Agreement or the other Note Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower pursuant to, or in the course of administering, this Agreement or the other Note Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Fixed Rate Note Holder represents to the Borrower that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective when executed and delivered by each Person intended to be a party hereto. Delivery of an executed counterpart to this Agreement by facsimile transmission or “pdf” electronic format shall be as effective as delivery of a manually signed original.

10.19. Third Party Beneficiaries. Subject to Section 10.5 of this Agreement, there shall be no third party beneficiaries to this Agreement or any provision hereof.

10.20. Patriot Act Compliance. Pursuant to the requirements of the Patriot Act, each Fixed Rate Note Holder shall be required to obtain, verify and record information that identifies the party, which information includes the names and addresses and other information that will allow it to identify the party in accordance with the requirements of the Patriot Act. The party shall promptly deliver information described in the immediately preceding sentence when requested by any Fixed Rate Note Holder in writing pursuant to the requirements of the Patriot Act.

10.21. Amendment and Restatement. This Agreement amends and restates the Original Credit Agreement in its entirety.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

Very truly yours,

SHARYLAND PROJECTS, L.L.C.

By:	/s/ Brant Meleski
	Name:	Brant Meleski
	Title:	Senior Vice President and Chief Financial Officer

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Richard P. Carrell
	Name:	Richard P. Carrell
	Title:	Vice President

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

By:	/s/ Richard P. Carrell
	Name:	Richard P. Carrell
	Title:	Assistant Vice President

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

By:	Prudential Investment Management, Inc., as investment manager

	By:	/s/ Richard P. Carrell
		Name:	Richard P. Carrell
		Title:	Vice President

[CREZ Credit Agreement – Signature Page]

EXHIBIT A

TO AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF FIXED RATE NOTE1

SHARYLAND PROJECTS, L.L.C.

5.04% Senior Secured Note Due June 20, 2018

No. R-[ ]	[ ], [ ]
$[ ]	PPN [ ]

FOR VALUE RECEIVED, the undersigned, SHARYLAND PROJECTS, L.L.C. (herein called the “Borrower”), a limited liability company organized and existing under the laws of the State of Texas, hereby promises to pay to [                    ], or registered assigns, the principal sum of [                            ] DOLLARS ($[        ]) (or so much thereof as shall not have been prepaid) on June 20, 2018, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 5.04% per annum from the date hereof, payable quarterly, on the 30th day of March, June, September and December in each year, commencing with the March 30th, June 30th, September 30th or December 30th next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to 7.04%, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Fixed Rate Note are to be made in lawful money of the United States of America at JPMorgan Chase Bank, National Association in New York, NY or at such other place as the Borrower shall have designated by written notice to the holder of this Fixed Rate Note as provided in the Credit Agreement referred to below.

This Fixed Rate Note is one of a series of fixed rate notes (herein called the “Fixed Rate Notes”) issued pursuant to the Amended and Restated Credit Agreement, dated as of December 3, 2015 (as from time to time amended, the “Credit Agreement”), among the Borrower (as successor-in-interest to Sharyland Projects, L.L.C.), the Fixed Rate Note Holders and the other Persons from time to time parties thereto. Each holder of this Fixed Rate Note will be deemed, by its acceptance hereof, to have agreed to the confidentiality provisions set forth in Section 10.17 of the Credit Agreement. Unless otherwise indicated, capitalized terms used in this Fixed Rate Note shall have the respective meanings ascribed to such terms in the Credit Agreement.

This Fixed Rate Note is a registered Note and, as provided in the Credit Agreement, upon surrender of this Fixed Rate Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Fixed Rate Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Borrower may treat the person in whose name this Fixed Rate Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Borrower will not be affected by any notice to the contrary.

The Borrower will make required prepayments of principal on the dates and in the amounts specified in the Credit Agreement. This Fixed Rate Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Credit Agreement, but not otherwise.

[1]	If issued prior to the consummation of the Merger.

EXHIBIT A

TO AMENDED AND RESTATED CREDIT AGREEMENT

If an Event of Default occurs and is continuing, the principal of this Fixed Rate Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Credit Agreement.

This Fixed Rate Note shall be construed and enforced in accordance with, and the rights of the Borrower and the holder of this Fixed Rate Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

[Signature page follows]

SHARYLAND PROJECTS, L.L.C.

By:
Name:
Title:

EXHIBIT A

TO AMENDED AND RESTATED CREDIT AGREEMENT

FIXED RATE NOTE2

SHARYLAND DISTRIBUTION & TRANSMISSION SERVICES, L.L.C.

5.04% Senior Secured Note Due June 20, 2018

No. R-[ ]	[ ], [ ]
$[ ]	PPN [ ]

FOR VALUE RECEIVED, the undersigned, SHARYLAND DISTRIBUTION & TRANSMISSION SERVICES, L.L.C. (herein called the “Borrower”), a limited liability company organized and existing under the laws of the State of Texas, hereby promises to pay to [                    ], or registered assigns, the principal sum of [                            ] DOLLARS ($[            ]) (or so much thereof as shall not have been prepaid) on June 20, 2018, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 5.04% per annum from the date hereof, payable quarterly, on the 30th day of March, June, September and December in each year, commencing with the March 30th, June 30th, September 30th or December 30th next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to 7.04%, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Fixed Rate Note are to be made in lawful money of the United States of America at JPMorgan Chase Bank, National Association in New York, NY or at such other place as the Borrower shall have designated by written notice to the holder of this Fixed Rate Note as provided in the Credit Agreement referred to below.

This Fixed Rate Note is one of a series of fixed rate notes (herein called the “Fixed Rate Notes”) issued pursuant to the Amended and Restated Credit Agreement, dated as of December 3, 2015 (as from time to time amended, the “Credit Agreement”), among the Borrower (as successor-in-interest to Sharyland Projects, L.L.C.), the Fixed Rate Note Holders and the other Persons from time to time parties thereto. Each holder of this Fixed Rate Note will be deemed, by its acceptance hereof, to have agreed to the confidentiality provisions set forth in Section 10.20 of the Credit Agreement. Unless otherwise indicated, capitalized terms used in this Fixed Rate Note shall have the respective meanings ascribed to such terms in the Credit Agreement.

This Fixed Rate Note is a registered Note and, as provided in the Credit Agreement, upon surrender of this Fixed Rate Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Fixed Rate Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Borrower may treat the person in whose name this Fixed Rate Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Borrower will not be affected by any notice to the contrary.

[2]	If issued after the consummation of the Merger.

EXHIBIT A

TO AMENDED AND RESTATED CREDIT AGREEMENT

The Borrower will make required prepayments of principal on the dates and in the amounts specified in the Credit Agreement. This Fixed Rate Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Credit Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Fixed Rate Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Credit Agreement.

This Fixed Rate Note shall be construed and enforced in accordance with, and the rights of the Borrower and the holder of this Fixed Rate Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

[Signature page follows]

SHARYLAND DISTRIBUTION & TRANSMISSION SERVICES, L.L.C.

By:
Name:	Brent Meleski
Title:	Senior Vice President and Chief Financial Officer

Exhibit A-3

EXHIBIT B

TO AMENDED AND RESTATED CREDIT AGREEMENT

SUBSIDIARY GUARANTY

made by

certain Subsidiaries of

SHARYLAND DISTRIBUTION & TRANSMISSION SERVICES, L.L.C.

(the “Borrower”),

in favor of

the Fixed Rate Note Holders

Dated as of [                ], 20[    ]

Exhibit B-1

TABLE OF CONTENTS

SECTION 1. DEFINED TERMS		3

1.1	Definitions	3
1.2	Other Definitional Provisions	4

SECTION 2. GUARANTEE		4

2.1	Guarantee	4
2.2	Right of Contribution	5
2.3	No Subrogation	5
2.4	Amendments, etc. with respect to the Guaranteed Obligations	5
2.5	Guarantee Absolute and Unconditional	6
2.6	Reinstatement	6
2.7	Payments	7

SECTION 3. REPRESENTATIONS AND WARRANTIES		7

3.1	Credit Agreement Representations and Warranties	7
3.2	Financial Condition, etc.	7
3.3	Best Interests	7

SECTION 4. COVENANTS, ETC.		7

SECTION 5. MISCELLANEOUS		8

5.1	Amendments in Writing	8
5.2	Notices	8
5.3	No Waiver by Course of Conduct; Cumulative Remedies	8
5.4	Enforcement Expenses; Indemnification	8
5.5	Successors and Assigns	9
5.6	Set-Off	9
5.7	Counterparts	9
5.8	Severability	9
5.9	Section Headings	9
5.10	Integration/Conflict	9
5.11	GOVERNING LAW	10
5.12	Submission To Jurisdiction; Waivers	10
5.13	Acknowledgements	10
5.14	Additional Subsidiary Guarantors	11
5.15	WAIVER OF JURY TRIAL	11
5.16	Release	11

SCHEDULES

Schedule 1	Notice Addresses

Exhibit B-2

SUBSIDIARY GUARANTY

SUBSIDIARY GUARANTY, dated as of [                ], 20[    ] (as amended, supplemented or otherwise modified from time to time, this “Agreement”) made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Subsidiary Guarantors”), in favor of the Fixed Rate Note Holders (as defined therein) under that certain Amended and Restated Credit Agreement, dated as of December 3, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SHARYLAND DISTRIBUTION & TRANSMISSION SERVICES, L.L.C. (the “Borrower”), a Texas limited liability company and a wholly-owned Subsidiary of Transmission and Distribution Company L.L.C. and the Fixed Rate Note Holders party thereto.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Borrower has issued the Fixed Rate Notes (as defined therein) upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to Section 6.9(d) of the Credit Agreement, if the Borrower acquires or creates any new Subsidiary (other than any Subsidiary of the Company that is not organized under the laws of the United States, any state thereof or the District of Columbia, any Project Finance Subsidiary and any other Subsidiary that is prohibited from providing a Guaranty of the Obligations by any Requirement of Law), each such Subsidiary will be required to execute and deliver this Agreement to the Fixed Rate Note Holders; and

WHEREAS, the Borrower and the Subsidiary Guarantors shall be engaged in related businesses, and each Subsidiary Guarantor will derive substantial direct and indirect benefit from the Borrower’s continued compliance with the terms and provisions of the Credit Agreement.

NOW, THEREFORE, in consideration of the premises, each Subsidiary Guarantor hereby agrees with the Fixed Rate Note Holders as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b) The following terms shall have the following meanings:

“Agreement”: as defined in the preamble hereto.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Guaranteed Obligations”: collectively, the unpaid principal of and interest on (including interest accruing after the maturity of the Fixed Rate Notes and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Fixed Rate Notes and all other obligations and liabilities of the Borrower to any Fixed Rate Note Holder, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Note Document or any other document made, delivered or given in connection herewith or

Exhibit B-3

therewith, whether on account of principal, interest, Make Whole Amount, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Fixed Rate Note Holder that are required to be paid by the Borrower pursuant hereto) or otherwise (whether or not evidenced by any note or instrument and whether or not for the payment of money).

“Subsidiary Guarantors”: as defined in the preamble hereto.

“Termination Date”: as defined in Section 2.1(d).

1.2 Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. GUARANTEE

2.1 Guarantee. (a) Each of the Subsidiary Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Fixed Rate Note Holders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations.

(b) Anything herein or in any other Financing Document to the contrary notwithstanding, the maximum liability of each Subsidiary Guarantor hereunder and under the other Note Documents shall in no event exceed the amount which can be guaranteed by such Subsidiary Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c) Each Subsidiary Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the amount of the liability of such Subsidiary Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of any Fixed Rate Note Holder hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Guaranteed Obligations shall have been satisfied by payment in full (other than contingent obligations (including indemnity obligations) for which no claims have been made) (the “Termination Date”).

(e) No payment made by the Borrower, any of the Subsidiary Guarantors, any other subsidiary guarantor or any other Person or received or collected by any Fixed Rate Note Holder from the Borrower, any of the Subsidiary Guarantors, any other subsidiary guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Subsidiary Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such

Exhibit B-4

Subsidiary Guarantor in respect of the Guaranteed Obligations or any payment received or collected from such Subsidiary Guarantor in respect of the Guaranteed Obligations), Guaranteed Obligations up to the maximum liability of such Subsidiary Guarantor hereunder until the Termination Date.

2.2 Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Fixed Rate Note Holders, and each Subsidiary Guarantor shall remain liable to the Fixed Rate Note Holders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

2.3 No Subrogation. Notwithstanding any payment made by any Subsidiary Guarantor hereunder or any set-off or application of funds of any Subsidiary Guarantor by any Fixed Rate Note Holder, no Subsidiary Guarantor shall be entitled to be subrogated to any of the rights of any Fixed Rate Note Holder against the Borrower or any other Subsidiary Guarantor or any collateral security or guarantee or right of offset held by any Fixed Rate Note Holder for the payment of the Guaranteed Obligations, nor shall any Subsidiary Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Subsidiary Guarantor in respect of payments made by such Subsidiary Guarantor hereunder, until the Termination Date. If any amount shall be paid to any Subsidiary Guarantor on account of such subrogation rights at any time prior to the Termination Date, such amount shall be held by such Subsidiary Guarantor in trust for the Fixed Rate Note Holders, segregated from other funds of such Subsidiary Guarantor, and shall, until either turned over to the Fixed Rate Note Holders to be applied against the Guaranteed Obligations or the Termination Date.

2.4 Amendments, etc. with respect to the Guaranteed Obligations. Each Subsidiary Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Subsidiary Guarantor and without notice to or further assent by any Subsidiary Guarantor, any demand for payment of any of the Guaranteed Obligations made by any Fixed Rate Note Holder may be rescinded by the such Fixed Rate Note Holder and any of the Guaranteed Obligations continued, and the Guaranteed Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Fixed Rate Note Holder, and the Credit Agreement and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Required Fixed Rate Note Holders or all Fixed Rate Note Holders, as the case may be, may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Fixed Rate Note Holder for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released. No Fixed Rate Note Holder shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Guaranteed Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

Exhibit B-5

2.5 Guarantee Absolute and Unconditional. Each Subsidiary Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Fixed Rate Note Holder upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Subsidiary Guarantors, on the one hand, and the Fixed Rate Note Holders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Subsidiary Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Subsidiary Guarantors with respect to the Guaranteed Obligations. Each Subsidiary Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Financing Document, any of the Guaranteed Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Fixed Rate Note Holder, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against any Fixed Rate Note Holder, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Subsidiary Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Guaranteed Obligations, or of such Subsidiary Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Subsidiary Guarantor, any Fixed Rate Note Holder may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Subsidiary Guarantor or any other Person or against any collateral security or guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by any Fixed Rate Note Holder to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Subsidiary Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Subsidiary Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Subsidiary Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Fixed Rate Note Holder against any Subsidiary Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by any Fixed Rate Note Holder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7 Payments. Each Subsidiary Guarantor hereby guarantees that payments hereunder will be paid to the Fixed Rate Note Holders without set-off or counterclaim in Dollars at the in accordance with Section 2.9 of the Credit Agreement.

Exhibit B-6

SECTION 3. REPRESENTATIONS AND WARRANTIES

Each Subsidiary Guarantor represents and warrants to each Fixed Rate Note Holder that:

3.1 Credit Agreement Representations and Warranties. The representations and warranties contained in Article 5 of the Credit Agreement, insofar as the representations and warranties contained therein are applicable to any Subsidiary Guarantor and its properties, are true and correct in all material respects, each such representation and warranty set forth in such Article (insofar as applicable as aforesaid) and all other terms of the Credit Agreement to which reference is made therein, together with all related definitions and ancillary provisions, being hereby incorporated into this Agreement by this reference as though specifically set forth in this Article.

3.2 Financial Condition, etc. Each Subsidiary Guarantor (a) has knowledge of the financial condition and affairs of the Borrower and each other Subsidiary Guarantor, (b) has adequate means to obtain from the Borrower and each other Subsidiary Guarantor, on an ongoing basis, information relating thereto and to such Person’s ability to pay and perform the its obligations under this Agreement, the Credit Agreement, and the other Note Documents, and (c) agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Agreement is in effect. Each Subsidiary Guarantor acknowledges and agrees that each Fixed Rate Note Holder shall have no obligation to investigate the financial condition or affairs of the Borrower or any other Subsidiary Guarantor for the benefit of such Subsidiary Guarantor nor to advise such Subsidiary Guarantor of any fact respecting, or any change in, the financial condition or affairs of the Borrower or any other Subsidiary Guarantor that might become known to any Fixed Rate Note Holder at any time, whether or not such Fixed Rate Note Holder knows or believes or has reason to know or believe that any such fact or change is unknown to such Subsidiary Guarantor, or might (or does) materially increase the risk of such Subsidiary Guarantor as guarantor, or might (or would) affect the willingness of such Subsidiary Guarantor to continue as a guarantor of the Guaranteed Obligations.

3.3 Best Interests. It is in the best interests of each Subsidiary Guarantor to execute this Agreement inasmuch as such Subsidiary Guarantor will, as a result of being a Subsidiary of the Borrower, derive substantial direct and indirect benefits from the Borrower’s continued compliance with the terms and provisions of the Credit Agreement, and each Subsidiary Guarantor agrees that and each Fixed Rate Note Holder is relying on this representation.

SECTION 4. COVENANTS, ETC.

Each Subsidiary Guarantor covenants and agrees that it will perform, comply with and be bound by all of the agreements, covenants and obligations contained in the Credit Agreement (including Articles 6 and 7 of the Credit Agreement) which are applicable to such

Exhibit B-7

Subsidiary Guarantor or its properties, each such agreement, covenant and obligation contained in the Credit Agreement and all other terms of the Credit Agreement to which reference is made in this Article, together with all related definitions and ancillary provisions, being hereby incorporated into this Agreement by this reference as though specifically set forth in this Article.

SECTION 5. MISCELLANEOUS

5.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by written agreement of the Subsidiary Guarantors and the Required Fixed Rate Note Holders; provided that (i) in the case of the release of a Subsidiary Guarantor from this Agreement, only the Required Fixed Rate Note Holders will be required to execute such writing and (ii) in the case of the addition of a Subsidiary Guarantor to this Agreement pursuant to Section 5.14, only such additional Subsidiary Guarantor will be required to execute such writing.

5.2 Notices. All notices, requests and demands to or upon the Fixed Rate Note Holders or any Subsidiary Guarantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Subsidiary Guarantor shall be addressed to such Subsidiary Guarantor at its notice address set forth on Schedule 1.

5.3 No Waiver by Course of Conduct; Cumulative Remedies. No Fixed Rate Note Holder shall by any act (except by a written instrument pursuant to Section 5.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Fixed Rate Note Holder, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Fixed Rate Note Holder of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Fixed Rate Note Holder would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

5.4 Enforcement Expenses; Indemnification. (a) Each Subsidiary Guarantor agrees to pay or reimburse each Fixed Rate Note Holder for all its costs and expenses incurred in collecting against such Subsidiary Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Note Documents to which such Subsidiary Guarantor is a party, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Fixed Rate Note Holder.

(b) Each Subsidiary Guarantor agrees to pay, and to hold the Fixed Rate Note Holders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable in connection with any of the transactions contemplated by this Agreement.

Exhibit B-8

(c) Each Subsidiary Guarantor agrees to pay, and to hold the Fixed Rate Note Holders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement.

(d) The agreements in this Section 5.4 shall survive repayment of the Guaranteed Obligations and all other amounts payable under the Credit Agreement and the other Note Documents.

5.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Subsidiary Guarantor and shall inure to the benefit of the Fixed Rate Note Holders and their successors and assigns; provided that no Subsidiary Guarantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Fixed Rate Note Holders (except as permitted under the Credit Agreement).

5.6 Set-Off. In addition to any rights and remedies of the Fixed Rate Note Holders provided by law, each Fixed Rate Note Holder shall have the right, without notice to any Subsidiary Guarantor, any such notice being expressly waived by each Subsidiary Guarantor to the extent permitted by applicable law, upon any Guaranteed Obligations becoming due and payable by any Subsidiary Guarantor (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Guaranteed Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Fixed Rate Note Holder or any affiliate thereof to or for the credit or the account of such Subsidiary Guarantor. Each Fixed Rate Note Holder agrees promptly to notify the relevant Subsidiary Guarantor after any such application made by such Fixed Rate Note Holder, provided that the failure to give such notice shall not affect the validity of such application.

5.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by email or telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

5.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

5.10 Integration/Conflict. This Agreement and the other Note Documents represent the entire agreement of the Subsidiary Guarantors, the Borrower and the Fixed Rate Note

Exhibit B-9

Holders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Fixed Rate Note Holder relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Note Documents. In the event of a conflict or inconsistency between the provisions hereof and the Credit Agreement, the provisions of the Credit Agreement shall control. For the avoidance of doubt, no provision hereunder shall prohibit any transaction that is expressly permitted under the Credit Agreement.

5.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

5.12 Submission To Jurisdiction; Waivers. Each Subsidiary Guarantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Subsidiary Guarantor at its address referred to in Section 5.2 or at such other address of which the Fixed Rate Note Holders shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

5.13 Acknowledgements. Each Subsidiary Guarantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Note Documents to which it is a party;

(b) no Fixed Rate Note Holder has any fiduciary relationship with or duty to any Subsidiary Guarantor arising out of or in connection with this Agreement or any of the other Note Documents, and the relationship between the Subsidiary Guarantors, on the one hand, and the Fixed Rate Note Holders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Note Documents or otherwise exists by virtue of the transactions contemplated hereby among the Fixed Rate Note Holders or among the Subsidiary Guarantors and the Fixed Rate Note Holders.

Exhibit B-10

5.14 Additional Subsidiary Guarantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.9(d) of the Credit Agreement shall become a Subsidiary Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of a counterpart of this Agreement. The execution and delivery of this Agreement shall not require the consent of any other Subsidiary Guarantor hereunder, and the rights and obligations of each Subsidiary Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Guarantor as a party to this Agreement.

5.15 WAIVER OF JURY TRIAL. EACH SUBSIDIARY GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

5.16 Release. Upon the occurrence of the Termination Date, each Subsidiary Guarantor’s obligations under this Agreement shall be automatically terminated, discharged and released (except for any and all indemnity, expense or other obligations of the Borrower and Subsidiary Guarantors under the Credit Agreement which by the express terms of the Credit Agreement survive the payment in full of the Notes and the termination of the Credit Agreement, which shall continue in full force and effect). The Collateral Agent and the Fixed Rate Note Holders shall execute and deliver to the Subsidiary Guarantor any and all releases, instruments and other documents as such Subsidiary Guarantor reasonably requests in order to evidence or otherwise give public notice of such terminations and releases (provided that any and all expenses relating to the preparation, execution, delivery and/or recordation of any such terminations and releases (and all documentation with respect thereto) shall be paid by such Subsidiary Guarantor).

Exhibit B-11

IN WITNESS WHEREOF, each of the undersigned has caused this Subsidiary Guaranty to be duly executed and delivered as of the date first above written.

[NAME OF SUBSIDIARY GUARANTOR]

By:
Title:

Exhibit B-12

Schedule 1

NOTICE ADDRESS OF SUBSIDIARY GUARANTOR

Exhibit B-13

Schedule A

to Amended and Restated Credit Agreement

PURCHASER SCHEDULE

Sharyland Distribution & Transmission Services, L.L.C.

5.04% Senior Secured Note Due June 20, 2018

		Aggregate Principal Amount of Notes to be Purchased	Note Denomination(s)

	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA	$48,652,311.00	$48,652,311.00

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

JPMorgan Chase Bank New York, NY ABA No.: 021-000-021 Account Name: Prudential Managed Portfolio Account No.: P86188 (please do not include spaces)

Each such wire transfer shall set forth the name of the Company, a reference to “5.04% Senior Secured Notes due June 20, 2018, Security No. INV10794, PPN ” and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

(2)	Address for all communications and notices:
The Prudential Insurance Company of America c/o Prudential Capital Group 2200 Ross Avenue, Suite 4300 Dallas, TX 75201 Attention: Managing Director, Energy Finance Group - Power

Schedule A

to Amended and Restated Credit Agreement

and for all notices relating solely to scheduled principal and interest payments to:

The Prudential Insurance Company of America

c/o Prudential Investment Management, Inc.

Prudential Tower

655 Broad Street

14th Floor - South Tower

Newark, NJ 07102

Attention: PIM Private Accounting Processing Team

Email: Pim.Private.Accounting.Processing.Team@prudential.com

(3)	Address for Delivery of Notes:
Send physical security by nationwide overnight delivery service to: Prudential Capital Group 2200 Ross Avenue, Suite 4300 Dallas, TX 75201 Attention: William H. Bulmer Telephone: (214) 720-6204

(4)	Tax Identification No.: 22-1211670

Schedule A

to Amended and Restated Credit Agreement

		Aggregate Principal Amount of Notes to be Purchased	Note Denomination(s)

	PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY	$6,000,000.00	$6,000,000.00

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

JPMorgan Chase Bank New York, NY ABA No.: 021-000-021 Account No.: P86202 (please do not include spaces) Account Name: Pruco Life of New Jersey Private Placement

Each such wire transfer shall set forth the name of the Company, a reference to “5.04% Senior Secured Notes due June 20, 2018, Security No. INV10794, PPN ” and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

(2)	Address for all communications and notices:

Pruco Life Insurance Company of New Jersey

c/o Prudential Capital Group

2200 Ross Avenue, Suite 4300

Dallas, TX 75201

Attention: Managing Director, Energy Finance Group - Power

and for all notices relating solely to scheduled principal and interest payments to:

Pruco Life Insurance Company of New Jersey

c/o Prudential Investment Management, Inc.

Prudential Tower

655 Broad Street

14th Floor - South Tower

Newark, NJ 07102

Attention: PIM Private Accounting Processing Team Email: Pim.Private.Accounting.Processing.Team@prudential.com

Schedule A

to Amended and Restated Credit Agreement

(3)	Address for Delivery of Notes:
Send physical security by nationwide overnight delivery service to: Prudential Capital Group 2200 Ross Avenue, Suite 4300 Dallas, TX 75201 Attention: William H. Bulmer Telephone: (214) 720-6204

(4)	Tax Identification No.: 22-2426091

		Aggregate Principal Amount of Notes to be Purchased	Note Denomination(s)

	PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION	$5,347,689.00	$5,347,689.00

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:
JPMorgan Chase Bank New York, NY ABA No.: 021-000-021 Account Name: Prudential Annuities Life Assurance Corporation Account No.: P01309 (please do not include spaces)

Each such wire transfer shall set forth the name of the Company, a reference to “5.04% Senior Secured Notes due June 20, 2018, Security No. INV10794, PPN             ” and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

Schedule A

to Amended and Restated Credit Agreement

(2)	Address for all communications and notices:

Prudential Annuities Life Assurance Corporation

c/o Prudential Capital Group

2200 Ross Avenue, Suite 4300

Dallas, TX 75201

Attention: Managing Director, Energy Finance Group - Power

and for all notices relating solely to scheduled principal and interest payments to:

Prudential Annuities Life Assurance Corporation

c/o Prudential Investment Management, Inc.

Prudential Tower

655 Broad Street

14th Floor - South Tower

Newark, NJ 07102

Attention: PIM Private Accounting Processing Team

Email: Pim.Private.Accounting.Processing.Team@prudential.com

(3)	Address for Delivery of Notes:
Send physical security by nationwide overnight delivery service to: Prudential Capital Group 2200 Ross Avenue, Suite 4300 Dallas, TX 75201 Attention: William H. Bulmer Telephone: (214) 720-6204

(4)	Tax Identification No.: 06-1241288